UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of
The Securities Exchange Act of 1934

(Amendment No.         )
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Filed by a party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule14a-12

Core-Mark Holding Company, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Core-Mark Holding Company, Inc.
395 Oyster Point Blvd., Suite 415
South San Francisco, California 94080
www.Core-Mark.com

April 8, 2019

Dear Fellow Stockholders:

The Board of Directors of Core-Mark Holding Company, Inc. (“Core-Mark”) invites you to attend Core-Mark’s 2019 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 10:00 a.m. CDT on Tuesday, May 21, 2019 at the Dallas/Fort Worth Marriott Solana, Building 3, 1301 Solana Boulevard, Westlake, Texas 76262. Directions to the Annual Meeting are included in this Proxy Statement.

The Notice of Annual Meeting and Proxy Statement describe the matters to be acted upon at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting in person, we encourage you to vote so that your shares will be represented and voted at the Annual Meeting. You may vote by telephone, over the internet or by completing and mailing the enclosed proxy card in the return envelope provided. If you do not vote by mail, telephone or via the internet, you still may attend the Annual Meeting and vote in person.

Thank you for your continued support of Core-Mark.

Sincerely,

Randolph I. Thornton	Scott E. McPherson
Director and Chairman of the Board	President, Chief Executive Officer and Director

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
________________
Core-Mark Holding Company, Inc.
395 Oyster Point Blvd., Suite 415
South San Francisco, California 94080
April 8, 2019

The 2019 Annual Meeting of Stockholders of Core-Mark Holding Company, Inc. (“Core-Mark”) will be held as follows:

DATE:	Tuesday, May 21, 2019
TIME:	10:00 a.m. CDT
LOCATION:	Dallas/Fort Worth Marriott Solana, Building 3, 1301 Solana Boulevard, Westlake, Texas 76262
PURPOSE:	To consider and act upon the following proposals:
1. The election of ten directors;
2. The approval of an advisory resolution to approve named executive officer compensation;
3. The approval of the Core-Mark Holding Company, Inc. 2019 Long-Term Incentive Plan; and
4. The ratification of the selection of Deloitte & Touche LLP as Core-Mark’s independent registered public accounting firm for the fiscal year ending December 31, 2019.

In addition, we will consider the transaction of such other business that may properly come before the Annual Meeting. Shares represented by properly executed proxies that are hereby solicited by the Board of Directors of Core-Mark will be voted in accordance with the instructions specified therein. Shares represented by proxies that are not limited to the contrary will be voted in favor of the election as directors of the persons nominated in the accompanying Proxy Statement (Proposal 1) and in favor of Proposals 2, 3 and 4.

Stockholders of record at the close of business on March 22, 2019 are entitled to vote at the Annual Meeting.

By order of the Board of Directors,

Matthew J. Tachouet
Vice President, Chief Accounting Officer and Secretary

It is important that your shares be represented and voted,
whether or not you plan to attend the Annual Meeting.

YOU CAN CAST YOUR VOTE BY ANY OF THE FOLLOWING METHODS:

1. BY USING THE INTERNET:
You may vote via the internet at www.proxypush.com/core.

2. BY TELEPHONE:
You may vote by telephone by calling 1-866-883-3382.

3. BY MAIL:
Request a paper copy of the 2018 Annual Report and 2019 proxy materials by following the instructions on the notice mailed to you on April 8, 2019 (the “Notice of Internet Availability of Proxy Materials”) and promptly return your signed and dated proxy/voting instruction card in the envelope provided.

4. IN PERSON:
You may attend the Annual Meeting and vote in person.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 21, 2019

As outlined on the Notice of Internet Availability of Proxy Materials, the Proxy Statement, Proxy Card and Annual Report on Form 10-K for the fiscal year ended December 31, 2018 are available on the internet at http://www.proxydocs.com/core.

PROXY STATEMENT
________________
2019 ANNUAL MEETING OF STOCKHOLDERS
Tuesday, May 21, 2019
________________
CORE-MARK HOLDING COMPANY, INC.
395 Oyster Point Blvd., Suite 415
South San Francisco, California 94080
________________
GENERAL INFORMATION

Proxy Solicitation

These proxy materials are being furnished to stockholders of Core-Mark Holding Company, Inc. (“Core-Mark,” the “Company,” “us,” “we” or “our”) on or about April 8, 2019 in connection with the solicitation of proxies by the Board of Directors for Core-Mark’s Annual Meeting of Stockholders to be held at 10:00 a.m. CDT on Tuesday, May 21, 2019 at the Dallas/Fort Worth Marriott Solana, Building 3, 1301 Solana Boulevard, Westlake, Texas 76262. Core-Mark pays the cost of soliciting your proxy. Directors, officers and other Core-Mark employees also may solicit proxies by telephone or otherwise, but will not receive compensation for such services.

Important Notice Regarding the Availability of Proxy Materials for the 2019 Annual Meeting of Stockholders to be held on May 21, 2019:

As outlined on the notice we mailed to you on or about April 8, 2019 (the ‘‘Notice of Internet Availability of Proxy Materials’’), the proxy statement, proxy card and Annual Report on Form 10-K for the fiscal year ended December 31, 2018 are available on the Internet at http://www.proxydocs.com/core. Pursuant to the rules adopted by the U.S. Securities and Exchange Commission (“SEC”), the Company is furnishing proxy materials to its stockholders primarily via the internet, rather than mailing paper copies of these materials to each stockholder. The Company believes that this process expedites stockholders’ receipt of the proxy materials, lowers the costs of the Annual Meeting and helps conserve natural resources. On or about April 8, 2019, the Company will mail to each stockholder (other than those stockholders who previously had requested electronic or paper delivery of the proxy materials) a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review the proxy materials, including the Company’s proxy statement and annual report, on the internet and how to access a proxy card to vote on the internet or by telephone. The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a paper copy of the proxy materials. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a paper copy of the proxy materials unless you request one. If you would like to receive a paper copy of the proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. The Company may, at its discretion, voluntarily choose to mail or deliver a paper copy of the proxy materials, including its proxy statement and annual report, to one or more stockholders.

Stockholders Entitled to Vote

Stockholders of record at the close of business on March 22, 2019 are entitled to notice of and to vote at the Annual Meeting. As of such date, there were 45,871,088 shares of Core-Mark common stock outstanding, each entitled to one vote.

How to Vote

Stockholders of record described below may cast their votes by:

(1) accessing the internet at www.proxypush.com/core;

(2) calling 1-866-883-3382;

(3) requesting a paper copy of the 2018 Annual Report and 2019 proxy materials by following the instructions on Notice of Internet Availability of Proxy Materials and promptly returning their signed and dated proxy/voting instruction card in the envelope provided; or

(4) attending the Annual Meeting and voting in person.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instructions form included in the mailing. If you are a beneficial owner and you prefer to vote in person at the meeting, you will need to ask your broker, bank or other holder of record to furnish you with a legal proxy. You will need to bring the legal proxy with you to the meeting and hand it in with a signed ballot that will be provided to you at the meeting. You will not be able to vote your shares at the meeting without a legal proxy.

Revocation of Proxies

A proxy may be revoked at any time before it is voted by delivering written notice of revocation to the Director of Investor Relations of Core-Mark at the address set forth above, by delivering a proxy bearing a later date or by voting in person at the meeting.

Quorum

The holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy to constitute a quorum. Abstentions and broker non-votes (i.e. when a stockholder does not provide voting instructions to their broker or nominee as to one or more items to be voted upon) are treated as present for the purposes of determining a quorum.

Required Vote

Election of Directors - Our bylaws require that each director in an uncontested election be elected by the vote of the majority of the votes cast with respect to such director. A majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Abstentions and broker non-votes will not be counted as votes cast and, accordingly will have no effect on the outcome of the vote. If the stockholders do not elect a nominee who is serving as a director, Delaware law provides that the director will continue to serve on the Board as a “holdover director.” In accordance with our bylaws and our Policy Regarding Election of Directors, such a holdover director will be required to tender his or her resignation to the Board of Directors. Our Nominating and Corporate Governance Committee will then make a recommendation to our Board of Directors on whether to accept or reject the resignation, or whether other action should be taken. Our Board of Directors will consider the Nominating and Corporate Governance Committee’s recommendation and all other relevant factors, act on the resignation and publicly disclose its decision and the reasons for its decision within 90 days of the date that the results of the election are certified.

Approval of Named Executive Officer Compensation - The advisory resolution to approve named executive officer compensation (Proposal 2) requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. Under Delaware law, in determining whether Proposal 2 has received the requisite number of affirmative votes, abstentions are treated as shares present or represented and entitled to vote, so abstaining has the same effect as a vote against Proposal 2. Broker non-votes on Proposal 2 are not counted or deemed present or represented for purposes of determining whether stockholders have approved that proposal.

Approval of the Core-Mark Holding Company, Inc. 2019 Long-Term Incentive Plan - Approval of the Core-Mark Holding Company, Inc. 2019 Long-Term Incentive Plan (Proposal 3) requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. Under Delaware law, in determining whether Proposal 3 has received the requisite number of affirmative votes, abstentions are treated as shares present or represented and entitled to vote, so abstaining has the same effect as a vote against Proposal 3. Broker non-votes on Proposal 3 are not counted or deemed present or represented for purposes of determining whether stockholders have approved that proposal.

Ratification of Appointment of Accountants - Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm (Proposal 4) requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. Under Delaware law, in determining whether Proposal 4 has received the requisite number of affirmative votes, abstentions are treated as shares present or represented and entitled to vote, so abstaining has the same effect as a vote against Proposal 4. Under New York Stock Exchange (“NYSE”) rules, which govern brokers even if they hold NASDAQ securities, the ratification of the appointment of an independent registered accounting firm is considered a “routine” matter, and brokers generally may vote on behalf of beneficial owners who have not furnished voting instructions, subject to the rules of the NYSE concerning transmission of proxy materials to beneficial owners, and subject to any proxy voting policies and procedures of those brokerage firms.

Other Matters

The Board of Directors is not aware of any matters to be presented at the meeting other than those set forth in the accompanying notice. If any other matters properly come before the meeting, the persons designated in the proxy will vote on such matters in accordance with their best judgment.

Additional Information

Additional information regarding the Company appears in our Annual Report on Form 10-K for the year ended December 31, 2018, which is available on our corporate website, www.core-mark.com, under “Investors.”

OWNERSHIP OF CORE-MARK COMMON STOCK

Securities Owned by Certain Beneficial Owners

The following table sets forth certain information as of March 22, 2019, regarding the beneficial ownership of shares of our common stock by: (i) each person or entity known to us to be the beneficial owner of more than 5% of our common stock; (ii) each of our Named Executive Officers; (iii) each member of our Board of Directors; and (iv) all members of our Board of Directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock issuable upon the exercise of stock options or warrants or the conversion of other securities held by that person that are currently exercisable or convertible, or are exercisable or convertible within 60 days of March 22, 2019, are deemed to be issued and outstanding. These shares, however, are not deemed outstanding for the purposes of computing percentage ownership of each other stockholder. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned.

Except as otherwise noted below, each of the following individuals’ current address of record is c/o Core-Mark Holding Company, Inc., 395 Oyster Point Boulevard, Suite 415, South San Francisco, California 94080. Effective on or before July 1, 2019, these individuals’ address of record will be c/o Core-Mark Holding Company, Inc., 1500 Solana Boulevard, Suite 3400, Westlake, Texas 76262. Refer to the Contact page of our website at https://www.core-mark.com/distribution-centers for the current address of our corporate headquarters.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Outstanding
Principal Security Holders:
Blackrock, Inc.(1)	7,066,227	15.4%
The Vanguard Group(2)	4,761,467	10.4%
ClearBridge Investments, LLC(3)	2,968,751	6.5%
Dimensional Fund Advisors, LP(4)	2,664,401	5.8%
Directors and Named Executive Officers:
Scott E. McPherson	165,453	*
Randolph I. Thornton(5)	119,473	*
Thomas B. Perkins	95,892	*
Stuart W. Booth	83,713	*
William G. Stein	82,206	*
Robert G. Gross	80,309	*
Christopher K. Hobson	65,944	*
J. Michael Walsh	63,697	*
Robert A. Allen	51,097	*
Harvey L. Tepner	49,370	*
Gary F. Colter	37,493	*
Christopher M. Miller(6)	23,868	*
Jordana D. Kammerud	12,116	*
Laura J. Flanagan	8,147	*
Rocky Dewbre	—	*
All directors and executive officers as a group (18 persons)	961,585	2.1%
____________

*	Represents beneficial ownership of less than 1%.

(1)	The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055. Share amounts listed are derived from BlackRock, Inc.’s Schedule 13G/A filing with the SEC on January 24, 2019.

(2)
The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. Share amounts listed are derived from The Vanguard Group’s Schedule 13G/A filing with the SEC on February 11, 2019.

(3)
The address of ClearBridge Investments, LLC is 620 8th Avenue, New York, New York 10018. Share amounts listed are derived from ClearBridge Investments, LLC’s Schedule 13G/A filing with the SEC on February 14, 2019.

(4)
The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746. Share amounts listed are derived from Dimensional Fund Advisors LP’s Schedule 13G filing with the SEC on February 8, 2019.

(5)	Includes 1,624 deferred but vested RSUs held by Mr. Thornton.

(6)	Includes 1,734 RSUs that vest within 60 days of March 22, 2019.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and beneficial owners of more than 10% of Core-Mark’s common stock (“10% owners”) to file initial reports of their ownership of Core-Mark’s equity securities and reports of changes in such ownership with the SEC. The Company prepares and files the Section 16(a) reports for its directors and executive officers.

We believe that for 2018, all of our directors, executive officers and 10% owners were in compliance with the disclosure requirements of Section 16(a), except for the following reports that were not filed on a timely basis: one report disclosing one transaction on behalf of each of Mr. Perkins and Mr. Hobson and one report disclosing two transactions on behalf of Mr. Rolheiser.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information regarding equity compensation plans as of December 31, 2018:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by security holders(1)	597,531	$0.01	2,225,364
Equity compensation plans not approved by security holders	—	—	—
Total	597,531	$0.01	2,225,364
___________

(1)
Consists of 595,907 shares subject to restricted stock units (“RSUs”) outstanding under our Core-Mark Holding Company, Inc. 2010 Long-Term Incentive Plan (“2010 LTIP”) and 1,624 RSUs outstanding under our Core-Mark Holding Company, Inc. 2007 Long-Term Incentive Plan.

PROPOSAL 1. ELECTION OF DIRECTORS

The current Board of Directors is made up of ten directors, each of whose term expires at the 2019 Annual Meeting. The following ten directors have been nominated for re-election to serve for a term of approximately one year until the 2020 Annual Meeting or until their successors have been duly elected and qualified:

Robert A. Allen
Stuart W. Booth
Gary F. Colter
Rocky Dewbre
Laura J. Flanagan
Robert G. Gross
Scott E. McPherson
Harvey L. Tepner
Randolph I. Thornton
J. Michael Walsh
All of the nominees for election have consented to being named in this Proxy Statement and to serving if elected. Presented below is biographical information for each of the nominees.

The Board of Directors recommends that stockholders vote FOR the election of all the directors listed above.

NOMINEES FOR DIRECTOR

Robert A. Allen, 69, has served as a Director of Core-Mark since August 2004. Mr. Allen was Acting Chief Operating Officer of the Fleming Companies, Inc. from March 2003 to April 2003. From 1998 to 2003, Mr. Allen served as the President and Chief Executive Officer of Core-Mark International, Inc. and President and Chief Operating Officer of Core-Mark International, Inc. from 1996 to 1998. Mr. Allen received a Bachelor of Arts degree from the University of California at Berkeley. Mr. Allen was nominated to serve on the Board of Core-Mark principally based upon his extensive experience in the wholesale distribution industry and his significant knowledge of the Company, its operations and its history due to his prior service as Chief Executive Officer of Core-Mark International, Inc.

Stuart W. Booth, 68, has served as a Director of Core-Mark since August 2005. Mr. Booth is a retired financial executive. Mr. Booth was Chief Financial Officer of Central Garden & Pet Company from January 2002 to September 2009 and from January 2010 to December 2010. During 2001, Mr. Booth served as the Chief Financial Officer of Respond TV, Inc., an interactive television infrastructure and services company. From 1998 to 2000, Mr. Booth was Principal Vice President and Treasurer of Bechtel Group, Inc., an engineering, construction and project management firm. From 1975 to 1998, Mr. Booth served in various financial positions at Pacific Gas & Electric Company and related entities, including as a principal financial officer for financial operations, acquisitions and divestitures at PG&E Enterprises. Mr. Booth received a Bachelor of Arts degree in economics from California State University, Chico, and a Masters of Business Administration degree from California State University, San Francisco. Mr. Booth was nominated to serve on the Board of Core-Mark principally based upon his significant financial and accounting knowledge and his experience as a Chief Financial Officer of both public and private companies.

Gary F. Colter, 73, has served as a Director of Core-Mark since August 2004. Mr. Colter has been employed principally by CRS Inc., a corporate restructuring and strategy management consulting company since 2002 and currently serves as its President. Prior to that time, Mr. Colter was employed by KPMG, serving as: Vice Chairman of KPMG Canada from 2001 to 2002; Managing Partner - Global Financial Advisory Services and Member International Executive Team of KPMG International from 1998 to 2000; Vice Chairman - Financial Advisory Services, Chairman and Chief Executive Officer of KPMG Inc. and on the Management Committee of KPMG Canada from 1989 to 1998; and Partner of KPMG Canada and its predecessor, Peat Marwick, from 1975 to 2002. Mr. Colter is a member of the Board of Directors of Revera, Inc. In addition, Mr. Colter is a member of the Audit Committee, the Governance and Compensation Committee and the Investment Committee of Revera, Inc. Mr. Colter received a Bachelor of Arts degree in business administration from the Ivey Business School of the University of Western Ontario. Mr. Colter is a Fellow Chartered Accountant (“FCA”) (Canada). Mr. Colter was nominated to serve on the Board of Core-Mark principally based upon his significant financial and accounting knowledge, the insight he provides from his experience as a restructuring and strategy management consultant and his long and distinguished experience as a partner in a Big 4 accounting firm.

Rocky Dewbre, 53, has served as a Director of Core-Mark since January 2019. Mr. Dewbre is currently the Chief Executive Officer of Empire Petroleum Partners, LLC in Dallas, Texas, and served as a Board member for CST Brands, Inc. from 2016 until 2017 when it was acquired by Alimentation Couche-Tard. Prior to CST Brands’ Board, Mr. Dewbre served as Executive Vice President at SUNOCO LP from 2014 to 2015. From 1992 until 2014, Mr. Dewbre served in a variety of leadership positions at Susser Holdings Corporation (“Susser”). Prior to Susser, he worked for Atlantic Richfield as an internal auditor and Deloitte & Touche as an auditor. Mr. Dewbre has a B.B.A. from Texas Tech University in Accounting and Management Information Systems and an MBA from the University of Texas at Austin. He also completed the Authentic Leadership Development program at Harvard University. Mr. Dewbre was nominated to serve on the Board of Core-Mark based on his extensive experience in the convenience retail industry, including his current leadership role as Chief Executive Officer of Empire Petroleum, and his financial expertise.

Laura J. Flanagan, 51, has served as a Director of Core-Mark since June 2016. Ms. Flanagan served as the Chief Executive Officer of Foster Farms, the West Coast leader in branded and private label poultry, headquartered in Livingston, California, from August 2016 to February 2019. She was previously the President of the Snacks Division of ConAgra Foods, Inc., a packaged foods company headquartered in Omaha, Nebraska, from 2011 until 2014, and served as President of ConAgra’s Convenient Meals Division from 2008 until 2011. Prior to joining ConAgra in 2008, Ms. Flanagan was Vice President and Chief Marketing Officer for Tropicana® Shelf Stable Juices at PepsiCo Inc. from 2005 to 2007. Ms. Flanagan also held various marketing leadership positions at General Mills, Inc. and PepsiCo Inc. from 1996 to 2005. In November 2018, Ms. Flanagan was appointed to serve on the Board of Directors of Callaway Golf Company. Ms. Flanagan was nominated to serve on the Board of Core-Mark based on her valuable experience in and knowledge of marketing and the retail industry.

Robert G. Gross, 61, has served as a Director of Core-Mark since October 2011. Mr. Gross served as the Executive Chairman of Monro Muffler Brake, Inc., an undercar service provider headquartered in Rochester, New York, from his appointment in October 2012 until his retirement in May 2017. Mr. Gross had served as Chief Executive Officer of Monro Muffler Brake, Inc. since January 1999 and was elected Chairman in August 2007. Prior to joining Monro Muffler Brake, Inc. in 1999, Mr. Gross was Chairman and Chief Executive Officer of Tops Appliance City, Inc., a consumer electronics and appliance retailer based in Edison, New Jersey, from 1995 to 1998. Mr. Gross also held various management positions at Eye Care Centers of America, Inc., a San Antonio, Texas, based optometry company owned by Sears, Roebuck & Co., including President and Chief Operating Officer from 1992 through 1994, Executive Vice President and Chief Operating Officer from 1991 through 1992 and Senior Vice President from 1990 through 1991. Since November 2012, Mr. Gross also serves as a Trustee of the Boyd Group Income Fund (TSX: BYD.UN). Mr. Gross has a B.S. in Finance and a Masters in Business Administration from the University of Buffalo. Mr. Gross was nominated to serve on the Board because he brings more than twenty years of multi-retail experience, an outstanding record in successful capital allocation and proven experience at creating shareholder value.

Scott E. McPherson, 49, has served as our President, Chief Executive Officer and Director since June 2018. Previously he served as our President and Chief Operating Officer from October 2017 to June 2018. He previously served as Senior Vice President – Business Operations and Development from January 2015 to October 2017. From December 2009 to December 2014, Mr. McPherson served as our Senior Vice President – Corporate Development and from July 2007 to December 2009, he served as Senior Vice President – U.S. Distribution (East). From January 2003 to June 2007, Mr. McPherson served as Vice President – U.S. Divisions and from June 2001 to January 2003, he served as President of our Fort Worth distribution center. From June 2000 to June 2001, Mr. McPherson served as our Director of Corporate Marketing, and from September 1992 to June 2000, he served as General/Area Sales Manager of our Portland distribution center. Mr. McPherson received a Bachelor of Science degree in Business Administration from Lewis & Clark College and a Master of Business Administration degree from the University of Portland. Mr. McPherson was nominated to serve on the Board of Core-Mark principally based upon the Board’s belief that management should have a direct voice on the Board and due to Mr. McPherson’s long experience with the Company and the distribution industry.

Harvey L. Tepner, 62, has served as a Director of Core-Mark since August 2004. From 2008 to 2015, Mr. Tepner was a senior executive of WL Ross & Co. LLC, a private equity and alternative investment fund manager (and a subsidiary of Invesco Ltd., a public mutual fund and asset management company). From 2002 to 2008, Mr. Tepner was a Partner at Compass Advisers, LLP in charge of its investment banking restructuring practice. Prior to that time, Mr. Tepner was a Managing Director of Loeb Partners Corporation from 1995 to 2002, and prior to Loeb, served as an officer in the corporate finance departments of Dillon, Read & Co. Inc. and Rothschild Inc. Mr. Tepner began his career with Price Waterhouse in Canada and is a Chartered Accountant and Chartered Professional Accountant (Canada). Mr. Tepner serves on the board of Contura Energy, Inc. Mr. Tepner served on the board of Alpha Natural Resources Holdings, Inc. from July 2016 until its merger with Contura Energy in November 2018. Mr. Tepner is also a member of the board of Village Roadshow Entertainment Group (BVI) Limited. Mr. Tepner was previously a board member of Clear Channel Outdoor Holdings, Inc. from February 2018 until May 2019, Nine West Holdings, Inc. from August 2017 until March 2019 (a chapter 11 debtor beginning in April 2018) and Zochem Inc., the Canadian subsidiary of Horsehead Holding Corp., a chapter 11 debtor, from February 2016 until its emergence in September 2016. Mr. Tepner received a Bachelor of Arts degree from Carleton University and a Masters of Business Administration degree from Cornell University. Mr. Tepner was nominated to serve on the Board of Core-Mark based upon his knowledge of the Company and the wholesale distribution industry, his overall expertise regarding business strategy and development, finance, mergers and acquisitions, corporate governance and the strategic and financial insight he provides from his experience restructuring and advising companies as an investment banker and a private equity investor.

Randolph I. Thornton, 73, has served as a Director and Chairman of the Board of Directors since August 2004. Mr. Thornton has served as the President and Chief Executive Officer of Comdisco Holding Company, Inc. from August 2004 to October 2016. From May 1970 to February 2004, Mr. Thornton was employed by Citigroup, Inc., most recently serving as a Managing Director until his retirement from Citigroup, Inc. in February 2004. Mr. Thornton received a Bachelor of Arts degree in history from Lafayette College and a Master of Business Administration degree from Columbia Business School. Mr. Thornton was nominated to serve on the Board of Core-Mark principally based upon his extensive financial and accounting knowledge gained from his time with Citigroup and his experience both as a chief executive and as a member of the board of other companies.

J. Michael Walsh, 71, has served as a Director of Core-Mark since August 2004. From March 2003 to January 2013, Mr. Walsh served as our President and Chief Executive Officer and was our Executive Vice President – Sales from October 1999 to March 2003. From January 1996 to October 1999, Mr. Walsh served as the Senior Vice President – U.S. Distribution and was Senior Vice President – Operations from April 1991 to January 1996. Before joining Core-Mark, Mr. Walsh served as the Senior Vice President – Operations of Food Services of America. Mr. Walsh received a Bachelor of Science degree in industrial engineering from Texas Tech University and a Master of Business Administration degree from Texas A&M at West Texas. Mr. Walsh was nominated to serve on the Board of Core-Mark principally based upon his deep understanding of the wholesale distribution industry and his significant knowledge of the Company, its operations and its history due to his prior service as Core-Mark’s President and Chief Executive Officer.

BOARD OF DIRECTORS

Board of Directors

Our bylaws provide that the size of the Board of Directors shall be determined from time to time by our Board of Directors. Our Board of Directors currently consists of ten members. Two of our Board of Directors members are former employees and one is a current employee of the Company. Each of our executive officers and directors, other than non-employee directors, devotes his or her full time to our affairs. Our non-employee directors devote the amount of time to our affairs as necessary to discharge their duties. All of our non-employee directors are independent within the meaning of the rules of the NASDAQ Global Market and collectively constitute a majority of our Board of Directors. J. Michael Walsh has been independent within the meaning of the rules of the NASDAQ Global Market since January 18, 2016.

Committees of the Board of Directors

Pursuant to our bylaws, our Board of Directors is permitted to establish committees from time to time as it deems appropriate. To facilitate independent director review and to make the most effective use of our directors’ time and capabilities, our Board of Directors has established the following committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The charter of each such committee is available on the Corporate Governance page of our website (https://coremark.gcs-web.com/corporate-governance). Printed copies of these charters may be obtained, without charge, by contacting the Director of Investor Relations, Core-Mark Holding Company, Inc., 395 Oyster Point Boulevard, Suite 415, South San Francisco, California 94080, telephone (650) 589-9445. Effective on or before July 1, 2019, our corporate headquarters will be relocated to 1500 Solana Boulevard, Suite 3400, Westlake, Texas 76262, telephone number (800) 622-1713, and after such date, requests for printed copies of these charters should be addressed to the Director of Investor Relations at our new corporate headquarters. Refer to the Contact page of our website at https://www.core-mark.com/distribution-centers for the current address of our corporate headquarters.

The following table summarizes the current membership of the Board and each of its committees:

Director	Board of Directors	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Robert A. Allen	X		X	X
Stuart W. Booth	X	Chairman	X
Gary F. Colter	X	X		Chairman
Rocky Dewbre	X	X
Laura J. Flanagan	X		X	X
Robert G. Gross	X	X	Chairman
Scott E. McPherson	X
Harvey L. Tepner	X	X		X
Randolph I. Thornton	Chairman		X	X
J. Michael Walsh	X

The current membership and functions of each committee are described below.

Audit Committee

The Audit Committee provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions. The Audit Committee reviews our financial statements, our filings with the SEC and the effectiveness of our internal control functions and prepares the Audit Committee report required under the rules of the SEC. In addition, the Audit Committee approves the services performed by our independent accountants and reviews their reports regarding our accounting practices and systems of internal accounting controls. The Audit Committee also oversees the audit efforts of our independent accountants and takes those actions as it deems necessary to satisfy itself that the accountants are independent of management. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act and currently consists of Stuart W. Booth, Gary F. Colter, Rocky Dewbre, Robert G. Gross and Harvey L. Tepner, each of whom is a non-employee member of our Board of Directors and is independent within the meaning of the rules of the NASDAQ Global Market and relevant federal securities laws and regulations. Mr. Booth is currently the Chairman of the Audit Committee, and he, Mr. Colter, Mr. Dewbre, Mr. Gross and Mr. Tepner qualify as audit committee financial experts as defined under SEC rules. We believe the composition of our Audit Committee meets the criteria for independence under, and the functioning of our Audit Committee complies with the applicable requirements of, the Sarbanes-Oxley Act of 2002, the relevant federal securities laws and regulations and the current rules of the NASDAQ Global Market.

Compensation Committee

The Compensation Committee reviews and approves the Company’s overall management compensation philosophy, objectives and policies. The Compensation Committee establishes and reports to the Board of Directors regarding performance goals, including annual and long-term goals, for our Chief Executive Officer (“CEO”) and other executive officers. The Compensation Committee also reviews and determines salaries, bonuses, and all other compensation incentive programs annually for our CEO and executive officers and makes recommendations to the Board of Directors regarding such programs. In addition, the Compensation Committee administers our long-term incentive plans, reviews and determines equity-based compensation for our directors, executive officers and employees, and prepares the Compensation Committee report required under the rules of the SEC. Under its charter, the Compensation Committee may delegate any such responsibilities to one or more subcommittees of the Compensation Committee to the extent permitted by applicable law and the applicable rules of the NASDAQ Global Market. The current members of the Compensation Committee are Robert G. Gross, Robert A. Allen, Stuart W. Booth, Laura J. Flanagan, and Randolph I. Thornton, each of whom is a non-employee member of our Board of Directors and independent within the meaning of the rules of the NASDAQ Global Market. Mr. Gross is currently the Chairman of the Compensation Committee. In addition to meeting the independence requirements, we believe the functions of our Compensation Committee comply with all other applicable rules and requirements of the NASDAQ Global Market.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for making recommendations to the Board of Directors regarding candidates for directorship and the size and composition of the Board of Directors. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to the Board of Directors concerning corporate governance matters. The current members of the Nominating and Governance Committee are Robert A. Allen, Gary F. Colter, Laura J. Flanagan, Harvey L. Tepner and Randolph I. Thornton and are each independent within the meaning of the rules of the NASDAQ Global Market. Mr. Colter is currently the Chairman of the Nominating and Corporate Governance Committee. In addition to meeting the independence requirements, we believe the functions of our Nominating and Corporate Governance Committee comply with all other applicable rules and requirements of the NASDAQ Global Market.

Special Committees

From time to time, our Board of Directors forms special committees made up of one or more directors to aid the Board in carrying out its roles and responsibilities. Such committees often examine issues of interest to the Board and the Company and report their findings back to the full Board.

Board, Committee and Annual Meeting Attendance

For the year ended December 31, 2018, the Board and its Audit, Compensation and Nominating and Corporate Governance Committees held the following aggregate number of meetings:

Meeting	Number of Meetings
Board of Directors	5
Audit Committee	8
Compensation Committee	4
Nominating and Corporate Governance Committee	4

Each of our directors attended 100% of the meetings of the Board and 100% of the meetings of the committees on which he or she served during the year, except for Mr. Allen, who attended 60% of the meetings of the Board and 50% of the meetings of the committees on which he served during the year. Mr. Allen’s absences were attributable to conflicts due to medical treatment he was receiving.

The Board has adopted a policy pursuant to which directors are expected to attend the Annual Meeting of Stockholders in the absence of a scheduling conflict or other valid reason. All of the members of our Board at such time attended the 2018 Annual Meeting, other than Mr. Colter.

Risk Assessment

The Audit Committee reviews the Company’s policies with respect to risk assessment and risk management related to financial reporting matters. Such reviews include discussions with management and the independent auditor regarding any significant risks or exposures the Company faces and an assessment of the steps management has taken to minimize such risks. The Audit Committee reports any material findings or concerns to the full Board.

The Board of Directors reviews the Company’s policies with respect to risk assessment and risk management for the Company as a whole on a bi-annual basis. Such reviews include discussions with management regarding any significant risks or exposures the Company faces and an assessment of the steps management has taken to minimize such risks. The Board reviews the identified risks and whether the recommended actions are appropriate, including but not limited to further analysis, a change in Company policy or other appropriate response.

Sustainability

Core-Mark is committed to promoting environmental sustainability and is proud of its efforts to reduce its impact on the environment.  These efforts include daily route sequencing and optimization, as well as use of Compressed Natural Gas by a significant portion of our fleet, thereby shrinking Core-Mark’s carbon footprint and lowering transportation costs. In our divisional and corporate offices, we use energy efficient lighting and are moving toward a paperless environment. We maintain a comprehensive recycling program in all of our facilities.

Director Compensation

We reimburse the members of our Board of Directors for reasonable expenses incurred in connection with their attendance at Board and committee meetings. Standard annual compensation for our non-employee directors for 2018 was comprised of a cash component and an equity component. The cash component consisted of an annual retainer for board membership and additional retainers for the Chairman of the Board and the Chairman of each Committee. The equity component consisted of an annual grant of restricted stock units.

The following table lists the standard annual elements of non-employee director cash and equity compensation for 2018:

Compensation Component	2018 Compensation
Annual Board retainer(1)	$80,000
Annual Chairman retainers(1)	Board of Directors - $60,000 Audit Committee - $30,000 Compensation Committee - $15,000 Nominating and Corporate Governance Committee - $15,000
Restricted stock units	Annual grant with a fair market value of approximately $80,000(2)
____________

(1)	The annual Board retainer and annual Chairman retainers are paid in equal quarterly installments.

(2)	During 2018, each non-employee director received a grant of 3,362 restricted stock units under our 2010 LTIP.

The following table summarizes all compensation awarded to our non-employee directors in 2018:

Director Compensation Table

Name	Fees Earned or Paid in Cash		Stock Awards(1)	Total
Robert A. Allen	$87,500	(2)	$79,982	$167,482
Stuart W. Booth	110,000	(3)	79,982	189,982
Gary F. Colter	87,500	(2)	79,982	167,482
Laura J. Flanagan	80,000	(4)	79,982	159,982
Robert G. Gross	95,000	(5)	79,982	174,982
Harvey L. Tepner	80,000	(4)	79,982	159,982
Randolph I. Thornton	140,000	(6)	79,982	219,982
J. Michael Walsh	80,000	(4)	79,982	159,982
____________

(1)
The directors were each granted 3,362 restricted stock units on January 22, 2018, at an aggregate fair market value at date of grant of $79,982. The restricted stock units fully vested on January 1, 2019.

(2)
Consists of: $80,000 Board retainer and $7,500 Nominating and Corporate Governance Committee Chair retainer. The $15,000 Chair retainer was split between Mr. Allen and Mr. Colter, who each served as Governance Committee Chair for approximately half the year.

(3)	Consists of: $80,000 Board retainer and $30,000 Audit Committee Chair retainer.

(4)	Consists of: $80,000 Board retainer.

(5)	Consists of: $80,000 Board retainer and $15,000 Compensation Committee Chair retainer.

(6)	Consists of: $80,000 Board retainer and $60,000 Board Chairman retainer.

Certain Relationships and Related Transactions

Transactions with Directors and Management

Under our Code of Business Conduct and Ethics, all transactions involving a conflict of interest (including transactions between the Company and an entity in which an officer, director, employee or family member has more than a 1% interest) must be disclosed to and discussed with the applicable Division President or our Chief Financial Officer. This policy specifically applies without limitation to purchases of goods or services by or from related parties or entities in which the related person has a material interest, indebtedness, or guarantee of indebtedness. Our Audit Committee Charter provides that the Audit Committee shall review, discuss and approve or disapprove any transactions or courses of dealing between the Company or its subsidiaries and related parties that exceed $120,000 in any calendar year and any transactions or course of dealing, regardless of amount, between the Company or its subsidiaries and related parties who are executive officers, directors or significant stockholders. In determining whether to approve or ratify a related party transaction or relationship, the Audit Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Compensation Committee Interlocks and Insider Participation

Mr. Robert A. Allen, one of our directors and a member of the Compensation Committee, previously served as the Acting Chief Operating Officer of the Fleming Companies, Inc. (a predecessor entity) from March 2003 to April 2003. From 1998 to 2003, Mr. Allen served as the President and Chief Executive Officer of Core-Mark International, Inc. (subsidiary and predecessor entity) and President and Chief Operating Officer of Core-Mark International, Inc. from 1996 to 1998. Mr. Allen ended his employment with the Company in 2003 and the Board of Directors has determined Mr. Allen to be a non-employee director and independent within the meaning of the rules of the NASDAQ Global Market and relevant federal securities laws and regulations.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. We believe that these agreements are necessary to attract and retain qualified persons as directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

Family Relationships

There are no family relationships between any of the executive officers or directors.

Corporate Governance

Core-Mark regularly reviews its policies, processes and procedures in the area of corporate governance to ensure that it is in compliance with all applicable rules and regulations and that it has sound governance policies in place.

Corporate Governance Guidelines and Principles

The Board has adopted Corporate Governance Guidelines and Principles that are posted on our corporate website, www.core-mark.com, under “Investors.” The Corporate Governance Guidelines set forth the practices the Board follows with respect to, among other things, director qualifications and nominations, director responsibilities, executive sessions of the Board, committee functions, director access to senior managers and independent advisors, director compensation, director orientation and continuing education, management succession and Board performance evaluations.

The Governance Committee’s Role and Responsibilities

Primary responsibility for Core-Mark’s corporate governance practices rests with the Nominating and Corporate Governance Committee (the “Governance Committee”). The Governance Committee is responsible for, among other things, (i) identifying, screening and reviewing individuals qualified to serve as directors and recommending candidates for nomination for election or to fill vacancies; (ii) overseeing our policies and procedures for the receipt of stockholder suggestions regarding Board composition and recommendations of candidates or nomination of candidates by the Board; (iii) developing, recommending and overseeing implementation of our corporate governance guidelines and principles; and (iv) reviewing on a regular basis our overall corporate governance practices and procedures and recommending improvements when necessary. Described below are some of the significant corporate governance practices that have been instituted by our Board of Directors at the recommendation of the Governance Committee.

Director Independence

The Governance Committee reviews the independence of all Directors annually and reports its findings to the full Board. The Governance Committee has determined that as of January 23, 2019, each of the non-employee Directors is independent within the meaning of the rules of the NASDAQ Global Market and relevant federal securities laws and regulations.

Roles of the Chairman and the Chief Executive Officer

Although the Governance Committee has not adopted a formal policy regarding the separation of the roles of Chairman of the Board and Chief Executive Officer of the Company, the Governance Committee believes that the current separation of Chairman and CEO roles is beneficial to the Company as it helps to ensure an independent Board and allows management (including the CEO) to focus on the significant task of running the day-to-day operations of the Company. While the Governance Committee believes that the CEO should serve as a member of the Board to provide for a direct voice of management during Board deliberations and to serve as an important source of knowledge and experience regarding the Company’s operations, the Governance Committee believes the combination of the role of CEO with Chairman could distract the CEO from his primary role as leader of the Company’s business. In addition, the Governance Committee believes a non-management Chairman helps to ensure the independent operation of the Board when conflicts may occur between the interests of the overall Company and management.

Board Evaluation and Continuing Education

The Board of Directors has adopted a policy whereby the Governance Committee will assist the Board and its committees in evaluating their performance and effectiveness on an annual basis. During this annual review, the Company conducts individual interviews with each Director, which provide an opportunity to discuss the performance of other Directors and any feedback received is subsequently discussed with those individuals. As part of this evaluation, the Governance Committee assesses the progress in the areas targeted for improvement and develops recommendations to enhance the respective Board or committee effectiveness over the next year. The Governance Committee also assists the Board and its members regarding continuing education initiatives designed to help Board members stay current with developments in corporate governance and director best practices. The Governance Committee has established procedures for a formal orientation program and the continuing education of directors and the tracking of participation in such activities.

Policy Regarding Change in Principal Employment of Director

The Board has adopted a policy providing that when a Director’s principal employment or business association changes substantially during his or her tenure as a Director, the Director must offer his or her resignation to the Chairman of the Governance Committee for consideration by the Governance Committee. The Governance Committee will review whether it would be appropriate for the Director to continue serving on the Board and recommend to the Board whether, in light of the circumstances, the Board should accept the proposed resignation or request that the Director continue to serve. In February 2019, Laura J. Flanagan submitted to the Chairman of the Governance Committee her resignation from the Board due to her resignation from Foster Farms. The Governance Committee discussed and considered Ms. Flanagan’s resignation and recommended to the Board that Ms. Flanagan continue to serve as a Director. The full Board agreed with the Governance Committee’s recommendation.

Mandatory Retirement for Directors

The Board has adopted a policy whereby a person may not be nominated or re-nominated to serve as a Director if such person is 75 years of age or older on the date of the proposed meeting for the election of directors. The policy expressly provides that it may be waived with respect to the re-nomination of a Director upon the recommendation of the Governance Committee and approval of the Board.

Director Nomination Process

The Governance Committee reviews the skills, characteristics and experience of potential candidates for election to the Board of Directors and recommends nominees to the full Board for approval. In addition, the Governance Committee annually assesses the overall composition of the Board of Directors regarding factors such as size, composition, diversity, skills, significant experience and time commitment to Core-Mark to determine if the Board composition adequately meets the current needs of the Company.

It is the Governance Committee’s policy to utilize a variety of means to identify prospective nominees for the Board, and it considers referrals from other Board members, management, stockholders and other external sources such as retained executive search firms. The Governance Committee utilizes the same criteria for evaluating candidates irrespective of their source.

The Governance Committee believes that any nominee must meet the following minimum qualifications:

•	Candidates should be persons of high integrity who possess independence, forthrightness, inquisitiveness, good judgment and strong analytical skills.

•	Candidates should demonstrate a commitment to devote the time required for Board duties including, but not limited to, attendance at meetings.

•	Candidates should possess a team-oriented ethic and be committed to the interests of all stockholders as opposed to those of any particular constituency.

In considering candidates for director nominee, the Governance Committee generally assembles all information regarding a candidate’s background and qualifications, evaluates a candidate’s mix of skills and qualifications and determines the contribution the candidate could be expected to make to the overall functioning of the Board, giving due consideration to the overall Board balance of diversity of perspectives, backgrounds and experiences. Candidates are also evaluated for “independence” in accordance with applicable rules of the Securities and Exchange Commission and the NASDAQ Stock Market. With respect to current directors, the Governance Committee considers past attendance at meetings and assesses participation in and contributions to the activities of the Board. The Governance Committee, in its discretion, may designate one or more of its members to interview any candidate. In addition, the Governance Committee may seek input from the Company’s management or the Board, who may interview any candidate. The Governance Committee recommends director nominees to the Board based on its assessment of overall suitability to serve on the Board in accordance with the Company’s policy regarding nominations and qualifications of directors. The Governance Committee has previously retained an executive search firm to assist it in its efforts to identify and evaluate potential director candidates. To recommend a candidate for consideration, a stockholder should submit a written statement of the qualifications of the proposed nominee, including full name and address, to the Nominating and Corporate Governance Committee Chairman, c/o Core-Mark Holding Company, Inc., 395 Oyster Point Blvd., Suite 415, South San Francisco, CA 94080. Effective on or before July 1, 2019, our corporate headquarters will be relocated to 1500 Solana Boulevard, Suite 3400, Westlake, Texas 76262, and after such date, a written statement of the qualifications of the proposed nominee should be submitted to the Nominating and Corporate Governance Committee Chairman at our new corporate headquarters. Refer to the Contact page of our website at https://www.core-mark.com/distribution-centers for the current address of our corporate headquarters.

Director Nominations by Stockholders

Our bylaws require that a stockholder making a proposal must be a holder of record at the time of giving the required notice and must comply with certain other requirements contained in Article II, Section 14 of the Bylaws. To be timely, any nomination or other business to be brought before the annual meeting must be in writing and delivered not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting, with certain exceptions.

Our bylaws require that a stockholder making a nomination or proposal must provide the Company with certain information, including the ownership interests in Core-Mark, both direct and indirect, of the stockholder and the beneficial owner, if any, on whose behalf the nomination or proposal is made.

For more information, see the “Stockholder Proposals for 2020 Annual Meeting” section in this Proxy Statement.

Business Conduct and Compliance

Core-Mark maintains a Code of Business Conduct and Ethics (the “Code”) that is applicable to all directors, officers and employees of the Company. It sets forth Core-Mark’s policies and expectations on a number of topics, including conflicts of interest, protection and proper use of company assets, relationships with customers and vendors (business ethics), accounting practices, and compliance with laws, rules and regulations. A copy of the Code is available on the Corporate Governance page of our website (https://coremark.gcs-web.com/corporate-governance).

Core-Mark also maintains policies regarding insider trading and communications with the public (the “Insider Trading Policy”) and procedures for the Audit Committee regarding complaints about accounting matters (the “Whistleblower Policy”). The Insider Trading Policy sets forth the Company’s limitations regarding trading in Company securities and the handling of non-public material information. The policy is applicable to directors, officers and employees of Core-Mark and is designed to help ensure compliance with federal securities laws. The policy also contains a prohibition on our directors, officers and employees from hedging any Company securities in a margin account or otherwise pledging Company securities as collateral for a loan. The Whistleblower Policy was established to set forth the Audit Committee’s procedures to receive, retain, investigate and act on complaints and concerns of employees and stockholders regarding accounting, internal accounting controls and auditing matters, including complaints regarding attempted or actual circumvention of internal accounting controls. Accounting complaints may be made directly to the Chairman of the Audit Committee in writing as follows: Audit Committee Chairman, c/o Core-Mark Holding Company, Inc., 395 Oyster Point Blvd., Suite 415, South San Francisco, CA 94080. Effective on or before July 1, 2019, our corporate headquarters will be relocated to 1500 Solana Boulevard, Suite 3400, Westlake, Texas 76262, and after such date, accounting complaints may be made directly to the Audit Committee Chairman at our new corporate headquarters. Refer to the Contact page of our website at https://www.core-mark.com/distribution-centers for the current address of our corporate headquarters. Accounting complaints may also be made anonymously to the Core-Mark Financial Compliance Line toll-free at (877) 314-1738. A copy of the Audit Committee’s Whistleblower Policy and procedures can be found on the Corporate Governance page of our website (https://coremark.gcs-web.com/corporate-governance).

Executive Sessions

The Board of Directors believes that regularly scheduled meetings at which only independent directors are present (“Executive Sessions”) are an important element of “best practice” consideration for the corporate governance process. The use of Executive Sessions provides a forum for open dialogue and frank discussion among non-management directors on matters concerning the Company and its management and encourages and enhances communication among independent directors. The Board of Directors maintains a regular practice of meeting in Executive Session during its Board meetings.

Succession Planning

The Board of Directors recognizes that a sudden or unexpected change in leadership could cause the Company to experience management transition issues that could adversely affect the Company’s operations, relations with employees and results. To alleviate this concern, in consultation with management, the Governance Committee has developed a succession plan for the Company’s chief executive officer and other senior executive officers. The Governance Committee and the Board of Directors regularly evaluate and refine this plan.

Communication with Directors

Stockholders or other interested parties wishing to communicate with the Board, the non-management directors or any individual director may do so by contacting the Chairman of the Board by mail, addressed to Chairman of the Board, Core-Mark Holding Company, Inc., 395 Oyster Point Blvd., Suite 415, South San Francisco, California 94080. Effective on or before July 1, 2019, our corporate headquarters will be relocated to 1500 Solana Boulevard, Suite 3400, Westlake, Texas 76262, and after such date, communications should be addressed to the Chairman of the Board at our new corporate headquarters. Refer to the Contact page of our website at https://www.core-mark.com/distribution-centers for the current address of our corporate headquarters.

All communications to the Board will remain unopened and be promptly forwarded to the Chairman of the Board, who shall in turn forward them promptly to the appropriate director(s). Such items as are unrelated to a director’s duties and responsibilities as a Board member may be excluded by the Chairman of the Board, including, without limitation, solicitations and advertisements; junk mail; product-related communications; job referral materials such as resumes; surveys; and material that is determined to be illegal or otherwise inappropriate. The director(s) to whom such information is addressed is informed that the information has been removed, and that it will be made available to such director(s) upon request.

Stock Ownership Guidelines

In order to continue to align the interests of our directors and executive officers with those of our stockholders, the Board has determined that our directors and our Named Executive Officers (each an ‘‘NEO’’) should be required to hold a meaningful amount of Core-Mark capital stock. The Company has implemented Stock Ownership Guidelines approved by the Board, which provide that our directors and NEOs must own shares of Core-Mark’s common stock with an aggregate value equal to the following multiple of such director’s annual cash retainer or officer’s base salary, as applicable:

Position	Multiple of Annual Cash Retainer or Base Salary
Directors	5x
CEO	6x
Other NEOs	3x

Each director and NEO is required to achieve such level of stock ownership within the later of one year after the adoption of the Stock Ownership Guidelines and five years following the date of such director’s or officer’s appointment to such position. Compliance is measured as of February 15th each year. Any director or NEO who fails to comply with the guidelines may be excluded from future grants of the Company’s capital stock, at the discretion of the Board or the Compensation Committee.

For purposes of the guidelines, the shares counted towards a director’s or executive’s ownership include (a) all shares of Core-Mark’s common stock owned outright or held in trust for the director or NEO and his or her immediate family, (b) vested deferred stock, (c) restricted stock units, whether vested or unvested, and (d) performance shares, whether earned, unearned, vested or unvested. The number of shares represented by a performance share grant shall be deemed to be equal to (i) the middle achievement level when measured prior to the end of a performance period and (ii) the number of performance shares earned when measured after the end of the performance period. Unexercised stock options, whether vested or unvested, shall not be counted as owned capital stock for such calculations. The value of a share shall be equal to the greater of (a) the closing price of a share of Core-Mark’s common stock on the last trading day prior to the date of calculation, or (b) the closing price of a share of the Core-Mark’s common stock on the date on which such stock was granted or otherwise acquired.

If compliance with ownership guidelines would create severe hardship or prevent a NEO or director from complying with a court order the guidelines may be waived at the discretion of the Compensation Committee.

As of February 15, 2019, all of our Named Executive Officers and directors were in compliance with our Stock Ownership Guidelines.

OUR EXECUTIVE OFFICERS

The following table sets forth names, ages and positions of the persons who are our executive officers as of April 8, 2019:

Name	Age	Position
Scott E. McPherson	49	President, Chief Executive Officer and Director
Christopher M. Miller	58	Senior Vice President and Chief Financial Officer
William G. Stein	49	Senior Vice President - Enterprise Growth
Christopher K. Hobson	50	Senior Vice President - Eastern Divisions
Eric J. Rolheiser	48	Senior Vice President - Northern Divisions and President of Canada
Alan T. Thomas	43	Senior Vice President - Western Divisions
Jordana D. Kammerud	42	Senior Vice President and Chief Human Resources Officer
Matthew J. Tachouet	43	Vice President, Chief Accounting Officer and Secretary

Scott E. McPherson has served as our President, Chief Executive Officer and Director since June 2018. Previously he served as our President and Chief Operating Officer from October 2017 to June 2018. He previously served as Senior Vice President – Business Operations and Development from January 2015 to October 2017. From December 2009 to December 2014, Mr. McPherson served as our Senior Vice President – Corporate Development and from July 2007 to December 2009, he served as Senior Vice President – U.S. Distribution (East). From January 2003 to June 2007, Mr. McPherson served as Vice President – U.S. Divisions, and from June 2001 to January 2003, he served as President of our Fort Worth distribution center. From June 2000 to June 2001, Mr. McPherson served as our Director of Corporate Marketing, and from September 1992 to June 2000, he served as General/Area Sales Manager of our Portland distribution center. Mr. McPherson received a Bachelor of Science degree in Business Administration from Lewis & Clark College and a Master of Business Administration degree from the University of Portland.

Christopher M. Miller has served as our Senior Vice President and Chief Financial Officer since May 2016. Previously, he served as our Vice President and Chief Accounting Officer since January 2007. Prior to joining Core-Mark, Mr. Miller was employed by Cost Plus World Market, a specialty retailer, where he served as Vice President and Controller since 2002. Prior to his time with Cost Plus, Mr. Miller served as Chief Financial Officer of Echo Outsourcing, now part of The Superior Group, from 2000 to 2002 and in various financial roles at Levi Strauss & Co. from 1996 to 2000. Mr. Miller received a Bachelor of Business Administration degree in accounting from Dowling College and is a Certified Public Accountant.

William G. Stein has served as our Senior Vice President – Enterprise Growth since January 2019 and from January 2013 to December 2018, Mr. Stein served as our Senior Vice President – Eastern Divisions. From June 2012 to December 2012, Mr. Stein served as our Vice President – U.S. Distribution (East), and from February 2008 to June 2012, Mr. Stein served as our President of the Fort Worth Division. Mr. Stein served as the General Sales Manager for the Fort Worth Division from September 2002 to February 2008. Mr. Stein held the positions of Corporate Merchandising Manager, Food Service Manager and Area Sales Manager from 1993 to 2002. Prior to joining Core-Mark, Mr. Stein served in sales positions for McLane/Sandy’s Fast ’n Fresh.

Christopher K. Hobson has served as our Senior Vice President – Eastern Divisions since January 2019 and from October 2017 to December 2018, Mr. Hobson served as our Senior Vice President – Western Divisions. Before that, he served as Senior Vice President – Sales and Marketing from January 2015 to September 2017. From January 2013 to December 2014, Mr. Hobson served as our Senior Vice President – Marketing, and from December 2009 until December 2012, Mr. Hobson served as Vice President of Marketing responsible for the Company’s “Fresh” & “Vendor Consolidation Initiatives.” From August 2007 until December 2009, Mr. Hobson was Division President of our Corona Division, and from January 2005 to July 2007, Mr. Hobson served as our Hayward Division President. From 2000 to 2005, Mr. Hobson served as General/Area Sales Manager. Prior to joining Core-Mark in 2000, Mr. Hobson worked as a Market Manager for 7-Eleven, Inc. Mr. Hobson received a Bachelor of Science degree from Humboldt State University.

Eric J. Rolheiser has served as our Senior Vice President – Northern Divisions, President of Canada since January 2009, following his promotion from the position of Vice President of Canada Operations. From 2004 through 2007, Mr. Rolheiser served as a Division President in our Canadian operations where he was responsible for the overall management of all facets of the business at the divisional level. Mr. Rolheiser joined Core-Mark in 1992 and has served as Sales Supervisor, Food Service Manager, Divisional General Sales Manager and Corporate Director of Sales and Marketing for our Canadian operations. Mr. Rolheiser received a diploma in Business Administration – Accounting from the Northern Alberta Institute of Technology.

Alan T. Thomas has served as our Senior Vice President – Western Divisions since January 2019. Prior to this role, Mr. Thomas served as a Division President in three of our U.S. Divisions, most recently in our Corona, California Division, starting in January 2014.  From September 2016 through December 2017, he served as Division President for both Corona, California and Los Angeles, California. Prior to his role at these two Divisions, he served as our Division President in Albuquerque, New Mexico from March 2008 to January 2014. From 2002 to 2008, Mr. Thomas served as General/Area Sales Manager. Prior to joining Core-Mark in 2002, Mr. Thomas worked as a Market Manager for 7-Eleven Inc.  Mr. Thomas received a Bachelor of Arts degree in Business from California State University of San Bernardino.

Jordana D. Kammerud has served as our Senior Vice President and Chief Human Resources Officer since May 2017. Prior to joining Core-Mark, Ms. Kammerud was employed by S.C. Johnson & Son, Inc. (consumer products company), where she held the position of Vice President, Human Resources, Global Commercial from August 2014 through May 2017. From July 2013 to August 2014, Ms. Kammerud served as Vice President, Human Resources, North America, S.C. Johnson & Son, Inc., and from June 2012 to July 2013 Ms. Kammerud served as Senior Director, Human Resources, North America, S.C. Johnson & Son, Inc. Prior to her time with S.C. Johnson & Son, Inc., Ms. Kammerud served in various global human resources roles at the American Express Company and at DaimlerChrysler Corporation. Ms. Kammerud holds a Master of Science degree in Industrial Relations from the University of Wisconsin-Madison, and a Bachelor of Science degree in Sociology from the University of Wisconsin-La Crosse.

Matthew J. Tachouet has served as our Secretary since March 2018 and our Vice President and Chief Accounting Officer since May 2017. Previously, he served as Vice President and Controller since joining Core-Mark in February 2016. Prior to joining the Company, Mr. Tachouet was employed by UTi Wordwide Inc., a publicly traded global third-party logistics provider operating in 60 countries worldwide. Mr. Tachouet had served as Global Vice President and Corporate Controller at UTi Worldwide Inc., beginning in 2007. Prior to that, he was CFO and Corporate Controller of Market Transport Services, a national transportation and truckload brokerage firm based in Portland, Oregon.  Mr. Tachouet has a Bachelor of Science in Accounting from the University of Oregon and is a Certified Public Accountant.

PROPOSAL 2. ADVISORY RESOLUTION TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14A of the Securities Exchange Act we are providing our stockholders with the opportunity to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to attract, motivate and retain our executive officers, who are critical to our success. Under this program our executive officers are rewarded for the achievement of specific short-term, long-term and strategic goals, as well as increased stockholder value. Conversely, our executives face reduced compensation when performance goals are not met. We believe our compensation program achieves the important goal of attracting and retaining talented professionals, while at the same time tying a substantial portion of potential compensation for such executives to the achievement of Company objectives. In addition, we believe that through the use of a blend of different elements of compensation, such as an annual performance bonus and equity incentive awards, our compensation program balances incentives for both short-term and long-term Company performance. Overall, we believe our compensation program is fair to both the Company and our executives, appropriate for our industry and competitive with what our executives could otherwise receive elsewhere. Please read the “Compensation Discussion and Analysis” section in this Proxy Statement for additional details about our executive compensation program, including information about the fiscal year 2018 compensation of our Named Executive Officers.

The Board of Directors recommends that stockholders vote FOR the approval of the compensation of our Named Executive Officers.

We are asking our stockholders to indicate their support for our executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our executive officers’ compensation. This vote is not intended to address any specific item of compensation or any single compensation philosophy, policy or practice, but rather the overall compensation of our executive officers as described in this Proxy Statement. Accordingly, we are asking our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2019 Annual Meeting of Stockholders pursuant to Item 02 of Regulation S-K, including the Compensation Discussion and Analysis, the 2018 Summary Compensation Table and the other related compensation tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on Core-Mark, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Our last annual advisory vote on executive compensation was held on May 22, 2018 at the Company’s 2018 Annual Meeting of Stockholders.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis provides an overview and analysis of our executive compensation policies and practices and the major factors that shape the creation and implementation of our executive compensation program. This Compensation Discussion and Analysis, and the more detailed tables and narrative that follow, also describe the material components of our 2018 executive compensation program for our current and former principal executive officer, our principal financial officer, and our three other most highly-compensated executive officers (other than our current and former principal executive officer and principal financial officer) who served as executive officers during fiscal year 2018. We refer to these individuals as our “Named Executive Officers”:

•	Scott E. McPherson, our President and Chief Executive Officer (our “CEO”);

•	Thomas B. Perkins, our former CEO;

•	Christopher M. Miller, our Senior Vice President and Chief Financial Officer (our “CFO”);

•	Christopher K. Hobson, our Senior Vice President – Western Divisions;

•	William G. Stein, our Senior Vice President – Eastern Divisions; and

•	Jordana D. Kammerud, our Senior Vice President and Chief Human Resources Officer (our “CHRO”).

Effective June 30, 2018, Mr. Perkins retired as our Chief Executive Officer and was succeeded by Mr. McPherson.

Executive Summary

In 2018, the Company achieved the following significant accomplishments:

•	Record net sales of $16.4 billion, representing a 4.5% increase over 2017.

•	Adjusted EBITDA(1) of $164.7 million, an increase of 21.4% over 2017.

•	Generated free cash flow(2) of $189.1 million, an increase of $148.1 million over 2017.

•	Reduced debt leverage from 3.8x Adjusted EBITDA in 2017 to 2.1x at the end of 2018.

•	Return of value to stockholders through a regular quarterly dividend on our common stock, which increased in value by 11% in 2018 over 2017.

_________

(1)
Adjusted EBITDA is a non-GAAP financial measure and should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with generally accepted accounting principles (“GAAP”). Adjusted EBITDA is equal to net income adding back net interest expense, provision (benefit) for income taxes, depreciation and amortization, LIFO expense, stock-based compensation expense, net foreign currency transaction gains or losses and pension termination settlement expenses. See Annex I for the reconciliation of net income to Adjusted EBITDA.

(2)
Free cash flow is a non-GAAP financial measure and should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Free cash flow is equal to net cash flow provided by operating activities less additions to property and equipment, net and capitalization of software and related development costs. See Annex I for the reconciliation of net cash flow provided by operating activities to free cash flow.

Key Executive Compensation Decisions for 2018

In line with our performance and compensation objectives, which favor incentive compensation over fixed compensation, the Compensation Committee approved the following compensation actions for our executive officers, including the Named Executive Officers, for 2018:

•	Base Salary. Assessed and set executive officer base salaries, factoring in total compensation compared to the competitive market, with adjustments for most of our executive officers.

•	Annual Cash Incentives. Approved annual cash incentives for our executive officers contingent upon the achievement of various performance objectives.

•
Long-Term Incentives. Granted long-term incentive compensation, in the form of time-based restricted stock unit awards (“RSUs”) and performance share awards for shares of the Company’s common stock, tied to our actual performance as measured against specific corporate objectives.

2018 Executive Compensation Policies and Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on an ongoing basis to ensure that it is consistent with the Company’s short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices were in effect during 2018:

•	Independent Compensation Committee. The Compensation Committee is comprised solely of independent directors and each member is appointed by our Board of Directors.

•
Annual Executive Compensation Review. The Compensation Committee conducts periodic reviews of our compensation strategy, including a review of our compensation-related risk profile to ensure that our compensation-related risks are not reasonably likely to have a material adverse effect on the Company.

•	Key Program Features. Our compensation practices are designed to align our executive compensation with long-term stockholder interests.

What We Do

-   Compensation At Risk.  Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on corporate and individual performance. In addition, a portion of “at risk” compensation is equity-based to align the interests of our executive officers and stockholders.

-   “Double-Trigger” Change-in-Control Arrangements.  All change-in-control severance payments and benefits are based on a “double-trigger” arrangement (that is, they require both a change-in-control of the Company plus a qualifying termination of employment before severance payments and benefits are paid).

-   Performance-Based Incentives.  We use performance-based short-term and long-term incentives.

-   Multi-Year Vesting Requirements.  Equity awards granted to our executive officers vest or are earned over multi-year periods, generally three years, consistent with current market practice and our retention objectives.

-   Stock Ownership Guidelines.  Our Named Executive Officers and directors maintain meaningful stock ownership positions in the Company by following our Stock Ownership Guidelines.

-   Hedging and Pledging Prohibited.  We prohibit our officers and directors from hedging any Company securities and from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

-   Succession Planning. We review the risks associated with key executive officer positions to ensure adequate succession plans are in place.

-   Clawback Policy.  We maintain a clawback policy pursuant to which each Section 16 Officer, including each Named Executive Officer, may be required to reimburse or forfeit all or a portion of any incentive based compensation received, whether payable in cash or equity, if our financial statements are required to be restated as a result of material non-compliance with any financial reporting requirements. Additionally, our incentive plans contain provisions providing for the recovery of gains made by any executive officer from the exercise of options within one year prior to the executive officer’s termination for Cause, as defined in the plans.

What We Don’t Do

-   No Retirement Plans.  We do not currently offer pension arrangements, retirement plans or non-qualified deferred compensation plans or arrangements to our executive officers, other than our Section 401(k) plan which is offered to all our other full-time salaried employees.

-   No Perquisites.  We do not provide any significant perquisites or other personal benefits to our executive officers.

-   No Tax Reimbursements.  We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits, other than standard relocation benefits, including tax gross ups, for executive officers.

-   No Special Health or Welfare Benefits.  Our executive officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees.

-   No Post-Employment Tax Reimbursements.  We do not provide any tax reimbursement payments (including “gross-ups”) on any severance or change-in-control payments or benefits.

-   No Option Repricing. Our stock plan prohibits us from repricing stock options without stockholder approval.

2018 Stockholder Advisory Vote on Executive Compensation

The Compensation Committee carefully considers feedback from our stockholders regarding our executive compensation policies and practices, including the results of the “say-on-pay” advisory vote on Named Executive Officer compensation that we hold at each annual meeting of stockholders. Based on the results of a stockholder advisory vote on the frequency of future say-on-pay votes conducted at our 2017 Annual Meeting of Stockholders, our Board of Directors determined that we will continue to hold a say-on-pay vote on an annual basis. At the 2018 Annual Meeting of Stockholders, over 96% of the votes cast approved our say-on-pay proposal. The Compensation Committee views the level of stockholder support for our executive compensation program as an indication that our stockholders support the Compensation Committee’s approach to executive compensation. Accordingly, no significant design changes were made to the executive compensation program in response to the vote.

Our 2018 executive compensation program, described below, reflects similar objectives and incentives that we had in place for our 2017 executive compensation program.

We value the opinions of our stockholders and will continue to consider the outcome of future say-on-pay votes, as well as feedback received throughout the year. Because we value the input we receive from our stockholders concerning the compensation of the Named Executive Officers, we have conversations with our key stockholders from time to time and the Compensation Committee will continue to consider their views in determining our compensation policies and practices.

Philosophy and Objectives of Our Compensation Program / What We Reward

Our approach to compensating our executive officers, including the Named Executive Officers, is to tie total compensation to the creation of long-term stockholder value by incentivizing our executive officers to implement key strategies designed to achieve our goals and objectives. We attempt to maximize value to our stockholders by adhering to the following principles and objectives when determining the compensation packages for our executive officers:

▪
Improve Company performance and long-term value through a compensation structure that directly links rewards to results achieved. We believe it is essential that our compensation program base a significant portion of our executive officers’ compensation on Company and individual performance and be “at risk.” We believe tying a significant portion of compensation to Company and individual performance motivates our executive officers to strive to improve the Company’s financial and operational position, which in turn increases long-term stockholder value.

▪
Attract and retain talented professionals, while emphasizing the challenges and rewards associated with a fast-paced, stimulating and entrepreneurial environment. We believe that it is primarily the dedication, creativity, competence, and experience of our executive officers and employees that enable us to compete effectively in the markets and industry in which we operate. It is important to us that we try to retain our experienced, long-term employees, avoid employee turnover, and create a cadre of dedicated professionals focused on improving the Company’s performance and long-term value.

▪
Integrate strategic goals and objectives into our annual incentive bonus and performance share programs that incentivize our executive officers to execute on key strategic corporate objectives. In addition, our ability to modify and tailor the components of our annual incentive bonus plan allows us to revise these components as our strategic goals evolve.

▪
Align executive officer and stockholder long-term interests by providing a substantial portion of our executive officers’ compensation in the form of equity and encouraging equity ownership. The Compensation Committee believes that having a significant portion of executive compensation tied to equity with both time-based vesting and performance criteria directly aligns the interests of our executive officers and our stockholders. The performance criteria that the Compensation Committee has established ties executive compensation to the underlying value of the Company’s common stock, and focuses our executive officers’ attention on those financial measures that correlate closely with total stockholders’ return, such as Adjusted EBITDA (non-GAAP) growth. We also believe that equity awards in the form of time-based restricted stock unit awards help to foster an ownership mentality in our executive officers. We encourage stock ownership by our executive officers and have Stock Ownership Guidelines in place with respect to our senior executive officers to further align their interests with those of our stockholders.

▪
Make proportionality and common sense the rule.  We do not believe in a strictly formulaic approach to compensation based solely on job classification, but rather, that compensation should be proportionate to the impact that an executive officer can have on the Company, and that equal contributors should be incentivized and compensated equally. In turn, we respect the low margin nature of our business by linking pay to performance, and we avoid excessive disparity between the compensation of our CEO or other senior executive officers and the compensation of the rest of our management team.

Elements of Executive Compensation

The total compensation for our executive officers, including the Named Executive Officers, consists of the following pay elements:

Base salary. Our base salaries, when combined with variable pay opportunities, are designed to attract and retain qualified and dedicated professionals by providing a base standard that is competitive in the markets in which we operate and to compensate for performing the basic functions of an executive position.

Annual incentive bonus. Our annual incentive bonuses are conditioned on our financial performance and achievement of strategic goals and objectives. The annual incentive bonus plan allows us to tailor individual incentives each year to support our strategic goals at not only a Company-wide level, but also a regional, departmental, or individual level. We consider the achievement of these objectives to be above and beyond the basic functions of each executive officer and set targets to complement the Company’s overall business objectives. The annual incentive bonuses to the Named Executive Officers are 100% “at risk,” and are forfeited unless the executive officer attains specified goals.

Long-term equity incentive compensation. Our executive officers receive time-based and performance-based equity awards. Generally, restricted stock unit awards vest over a three-year period which not only helps to retain our executive officers over time, but also aligns their compensation with the long-term appreciation of shares of the Company’s common stock and the interests of our stockholders. Performance share awards serve similar purposes, but also tie the receipt of such compensation to the achievement of additional specific organizational goals. The long-term performance-based equity incentive compensation for the Named Executive Officers is 100% “at risk,” and will be forfeited unless the Company attains specified goals.

Executive severance benefits. Our executive officers are eligible to receive severance payments and benefits upon an involuntary termination of employment other than for cause, the amount of which is determined on the basis of the affected officer’s base salary. We believe that job security is an important factor in attracting and retaining talented executives. While we do not generally enter into employment agreements with our executive officers, we believe it is important to provide them with a level of job security through the use of an executive severance policy.

Health and welfare benefits. We provide our executive officers, as well as our non-executive employees, with health, life and disability insurance. Our executive officers, other senior officers, and managers are also provided with additional group life insurance, determined as a percentage of base salary, subject to a cap. We view these benefits as industry standard and necessary to attract and retain talented professionals.

The compensation mix for our CEO and the Other Named Executive Officers for 2018 was as follows:
________

(1)	Mr. McPherson became our CEO effective June 30, 2018. The amounts in the CEO table above include his compensation for the entire year.

(2)
The Company defines three incentive plan payout levels for our performance-based equity awards and our non-equity incentive plan compensation. The performance levels are “Threshold,” “Target” and “Exceptional.” For the performance based awards granted in 2018, the maximum aggregate grant date fair value that would have been received if the Exceptional level of performance were to be achieved was $678,110 for the Chief Executive Officer and an average of $430,233 for the Other Named Executive Officers. Refer to the section titled “How We Determined and What We Paid Our Named Executive Officers” for a more detailed description of these payout levels.

Compensation-Setting Process

Role of Compensation Committee

The Compensation Committee is responsible for administering our executive compensation program. The Compensation Committee conducts an annual review of our executive compensation program to ensure that it is appropriately aligned with our business strategy and is achieving our desired objectives and reviews market trends and changes in competitive compensation practices. Based on its review and assessment, the Compensation Committee from time to time recommends changes in our executive compensation program to our Board of Directors.

In setting, reviewing, and adjusting compensation levels for our executive officers, the Compensation Committee considers a number of factors, including both external factors such as market conditions, as well as other factors that are not readily measured by performance goals including:

•	Specific expertise, capabilities, and potential of the individual;

•	Our perception of market wage conditions and the amounts required to attract and retain capable executives; and

•	Our experience in attracting and retaining executives with similar responsibilities.

The Compensation Committee’s authority, duties, and responsibilities are described in its charter, which is reviewed annually and revised and updated as warranted. The charter is available on our website at https://coremark.gcs-web.com/corporate-governance.

Role of Executive Officers

In making compensation decisions, the Compensation Committee meets with our CEO and CHRO to obtain their feedback and recommendations with respect to the structure of our executive compensation program, as well as an assessment of the performance of each individual executive officer and recommendations on the compensation for each individual executive officer. In addition, our CEO, CFO, and CHRO develop recommendations for performance measures for the executive officers (other than the CEO) and target award opportunities for executive officers (other than the CEO) under our annual incentive bonus plan based on management’s business forecast. Those recommendations are reviewed and approved first by the Compensation Committee and then by our Board of Directors. The CEO is not involved in any deliberations or decisions with respect to his own compensation.

Role of Compensation Consultant

In 2018, the Compensation Committee retained Korn/Ferry International (“Korn Ferry”), a global organizational consulting firm that provides management consulting, leadership development and executive search services. Korn Ferry was retained for a consulting fee of $50,000, of which approximately $39,000 was paid during 2018, to establish a relevant peer group for purposes of executive compensation review, to evaluate the compensation to market of our Section 16(A) officers, and to evaluate the structure of our short- and long-term compensation vehicles. This review is part of the regular process of the Compensation Committee. The Compensation Committee has considered the independence of Korn Ferry in light of the listing standards of NASDAQ on compensation committee independence and the rules of the SEC. Based on these standards and rules, the Compensation Committee concluded that the work to be performed by Korn Ferry will not raise any conflict of interest.

Competitive Positioning

Although it is difficult to compare compensation levels and amounts against a true peer group in our industry, the Compensation Committee periodically reviews or discusses our compensation levels and amounts using market data based on a compensation peer group developed with the assistance of an external compensation consultant and approved by the Compensation Committee. No such review by an external compensation consultant was conducted in 2017 in determining the 2018 compensation packages for our executive officers, but the Compensation Committee did review selected market data.

How We Determined and What We Paid Our Named Executive Officers in 2018

Base Salary

We do not apply rigid, formulaic, mandated salary brackets. The Compensation Committee evaluates and establishes the base salary of our CEO on an annual basis by taking into consideration his overall performance and contribution to the organization. Our CEO and CHRO recommend base salaries for our other executive officers, based on their evaluation of each individual’s general level of performance and contribution to the Company over the prior year. These recommendations are then evaluated, discussed, modified as appropriate and ultimately approved by the Compensation Committee. The Compensation Committee’s review and approval occurs at its regularly scheduled meeting held in January or early February of each year.

In January 2018, the Compensation Committee approved the 2018 base salaries for our executive officers. Increases to base salaries were attributable to cost-of-living, executive performance and, in some cases, higher levels of responsibility. In connection with his appointment as the CEO of the Company effective June 30, 2018, the Compensation Committee approved an increase in Mr. McPherson’s base salary.

The base salaries of the Named Executive Officers for 2017 and 2018 were as follows:

Officer	2017 Base	2018 Base
Scott E. McPherson(1)	$333,604	$450,000
Thomas B. Perkins(2)	541,183	270,592
Christopher M. Miller	341,250	351,488
Christopher K. Hobson	296,669	311,502
William G. Stein	280,068	288,470
Jordana D. Kammerud(3)	193,315	330,000
__________

(1)
Mr. McPherson became our CEO effective June 30, 2018. His 2018 base salary reflects six months’ base salary as CEO and six months’ base salary in his former position. Effective October 1, 2017, Mr. McPherson became our President and Chief Operating Officer (“COO”). His 2017 base salary reflects three months’ base salary as President and COO and nine months’ base salary in his former position.

(2)	Mr. Perkins retired as Chief Executive Officer effective June 30, 2018. His 2018 base salary in the table above represents a prorated amount through his retirement date.

(3)	Ms. Kammerud joined the Company on May 22, 2017. Her 2017 base salary in the table above represents a prorated amount from her date of hire.

Annual Incentive Bonus

A substantial portion of each executive officer’s potential short-term compensation is in the form of a cash incentive bonus tied to pre-established goals. The annual incentive bonus plan is designed as an “at risk” bonus compensation plan to promote greater focus on the growth and profitability of the Company. This means an executive officer’s bonus potential is contingent and depends on the actual performance of the Company overall or within a specific region, in each case against specified financial goals. The bonus is also contingent upon the executive officer achieving certain individual objectives that are above and beyond the basic functions of the job or that complement the Company’s overall business objectives. Overall Company-wide bonus levels are designed to provide an appropriate level of results-based incentives to our executive officers, taking into consideration that the Company is a low-margin business that must control costs.

Annual bonus objectives for our CEO are established based on the performance of the Company and discussions between the CEO and the Compensation Committee. The applicable bonus criteria changes to some degree each year to fit the current needs of the Company. Annual bonus objectives for our executive officers (other than our CEO) are generally developed through discussions between our CEO and the executive officers in conjunction with the annual business planning process and are set near the beginning of the fiscal year to support the CEO and Company objectives approved by the Compensation Committee. Our CEO has the discretion, subject to approval by the Compensation Committee, to consider additional individual bonus objectives for the other Named Executive Officers related to significant unplanned opportunities. The final bonus payouts for both our CEO and the other Named Executive Officers are approved by the Compensation Committee following the annual performance period. The level of an executive officer’s total maximum bonus opportunity is structured as a percentage of base salary and is approved by the Compensation Committee.

Minimum Performance Requirement for Funding of Annual Incentive Bonus Plan

There is a minimum performance requirement that must be satisfied each year as a precondition to the payment of any annual cash incentive awards to executive officers. To satisfy this minimum performance requirement, a certain percentage of the predetermined target Adjusted Pre-Tax Net Profit (“PTNP”) on a Company-wide basis (for corporate level executive officers) or a similar financial measure for a particular region (for executives whose responsibilities related primarily to a certain region) must be achieved. Adjusted PTNP is defined as pre-tax net profit, and excludes LIFO expense, impacts of acquisitions made in the current year and certain other non-recurring events. For 2018, the applicable minimum performance requirement was 80% of target Adjusted PTNP for corporate level executive officers. For regional roles, the 2018 minimum performance requirement was set at the discretion of the CEO and approved by the Compensation Committee. In 2018, the Company met the minimum performance level required to pay bonuses to those executive officers measured on a Company-wide basis. In addition, Mr. Hobson and Mr. Stein met the minimum performance levels required for the Western and Eastern regions, respectively.

Company and Individual Objectives for Annual Incentive Bonus

Bonus Objectives and Requirements for 2018

In 2018, total maximum bonus opportunities for the Named Executive Officers were 150% of base salary for our CEOs, 125% of base salary for our COO and 100% of base salary for all other named executive officers. Effective June 30, 2018, Mr. McPherson became our CEO and his maximum bonus was increased to 150% from 125%.

The total maximum annual incentive bonus award for each executive officer was allocated among several objectives. Each executive officer was given a set of Company and individual objectives, each of which was assigned a weight, or percentage of the maximum available bonus (based on the importance of the objective for the year and the ability of the executive officer to influence the result). Specific bonus objectives and relative weights for the Named Executive Officers were as follows:

Adjusted PTNP - This objective is based on Company-wide results, except for Mr. Hobson and Mr. Stein, whose objectives were based on Adjusted PTNP for the Western and Eastern Regions, respectively. PTNP has been adjusted for items that are not within the direct control of management including cigarette price increases in excess of projections, foreign exchange gains and losses, and certain expenses related to acquisitions.

Total Sales - This component is based on specific targets for the Company’s total revenues in 2018.

Return on Net Assets (“RONA”) - This component is based on the Company’s RONA percentage (excluding the impact of acquisitions and certain other adjustments) in 2018. RONA is defined as Adjusted PTNP divided by the sum of: average levels of receivables, inventory and fixed assets; less the sum of average levels of payables and accrued liabilities. This objective is based on Company-wide results, except for Mr. Hobson and Mr. Stein, whose objectives are based upon the Western and Eastern Regions, respectively.

Key Metrics - This component is primarily based on increasing sales of our “Fresh” food products, growth in cigarette gross profit and leveraging our operating costs. This objective is based on the Named Executive Officer’s specific region.

Individual Objectives (“MBOs”) - Our Named Executive Officers have MBOs tailored to their individual responsibilities or regions. For fiscal 2018, Mr. Miller’s MBOs included fulfilling public company compliance and reporting requirements and the enhancement of financial systems and processes. Mr. Hobson’s individual MBO was focused on operational improvements at two distribution centers in the Western region. Mr. Stein’s individual MBO was focused on operational improvements in the Eastern region and the systems conversion of the Northern New England distribution center. Ms. Kammerud’s MBOs included improving employee engagement, enhancing training and development and cost control.

In 2018, the annual incentive plan metrics and their respective weightings for each of our Named Executive Officers were as follows:

Officer	Adjusted PTNP	Total Sales	RONA	Key Metrics	MBOs
Scott E. McPherson (CEO)(1)	70%	15%	15%	—	—
Scott E. McPherson (COO)(1)	70%	15%	15%	—	—
Thomas B. Perkins	70%	15%	15%	—	—
Christopher M. Miller	55%	—	15%	—	30%
Christopher K. Hobson	50%	—	10%	20%	20%
William G. Stein	50%	—	10%	20%	20%
Jordana D. Kammerud	50%	—	—	—	50%
__________

(1)	Mr. McPherson became our CEO effective June 30, 2018. For the first six months of 2018, he served as our President and COO.

Performance Levels for Each Objective

Our annual incentive bonus plan provides for three levels of possible performance and a resulting bonus payout for each objective as follows:

(1)
“Exceptional” level performance for any objective entitles an executive officer to the maximum amount, or 100%, allocated to that objective. In general, this level represents achievement of an aggressive operating plan for the Company or the relevant region. The Compensation Committee considers performance at this level to be “Exceptional” due to the difficulty of attaining the high levels of achievement necessary to meet such a plan.

(2)
“Target” level performance for any objective entitles the executive officer to two-thirds, or approximately 67%, of the maximum amount allocated to that objective. This level generally represents strong achievement under the operating plan for the Company or the relevant region and generally represents the average payout and the attainment of the performance target for executives and other cash bonus program participants.

(3) “Threshold” level performance for any objective entitles the executive officer to one-third, or approximately 33%, of the maximum amount allocated to that objective. This level represents the minimal level of performance deemed worthy of a bonus.

The following table summarizes each Named Executive Officer’s total annual cash incentive bonus opportunities where performance for each objective was at “Threshold,” “Target” or “Exceptional” levels:

	Annual Incentive Bonus Opportunity (% of Salary)
Officer	Threshold	Target	Exceptional
Scott E. McPherson (CEO)(1)	50%	100%	150%
Scott E. McPherson (COO)(1)	42%	83%	125%
Thomas B. Perkins	50%	100%	150%
Christopher M. Miller	33%	67%	100%
Christopher K. Hobson	33%	67%	100%
William G. Stein	33%	67%	100%
Jordana D. Kammerud	33%	67%	100%
____________

(1)	Mr. McPherson became our CEO effective June 30, 2018. For the first six months of 2018, he served as our President and COO.

Our CEO has the authority, with the approval of the Compensation Committee, to establish different target levels for each Named Executive Officer (other than himself) based on his subjective evaluation of a region or the Company’s operating plan. For example, if our CEO views a component of a plan as exceptionally aggressive or challenging, that plan, or amounts close to that plan, may be set as the “Exceptional” performance level for that component of the bonus, with the “Target” and “Threshold” levels adjusted accordingly. Bonus payments are generally conditioned upon an executive officer’s continued employment as of December 31 of the relevant year, although this requirement may be waived at the discretion of the Compensation Committee.

The following table discloses the 2018 bonus performance levels achieved for certain Company-wide objectives for the Named Executive Officers and approved by the Compensation Committee:

Measure	2018 Level Achieved
Adjusted PTNP (Company)	>$75.2M	Threshold
RONA	>10.8%	Target
Total Sales (Company)	>$16.2B	Target

The bonus levels achieved as a percentage of the maximum opportunity for our Named Executive Officers for 2018 were as follows(2):

Officer	Adjusted PTNP	Total Sales	RONA	Key Metrics	MBOs
Scott E. McPherson (CEO)(1)	33%	67%	67%	NA	NA
Scott E. McPherson (COO)(1)	33%	67%	67%	NA	NA
Thomas B. Perkins	33%	—	67%	NA	NA
Christopher M. Miller	33%	NA	67%	NA	83%
Christopher K. Hobson	67%	NA	67%	33%	75%
William G. Stein	—	NA	—	33%	67%
Jordana D. Kammerud	33%	NA	NA	NA	86%
____________

(1)	Mr. McPherson became our CEO effective June 30, 2018. For the first six months of 2018, he served as our President and COO.

(2)	NA means that the metric set forth in a column was not applicable to the executive officer’s bonus opportunity.

2018 Annual Incentive Cash Bonus Awarded Based on Achieved Performance

For 2018, following the end of the fiscal year, our CEO evaluated the level of achievement for each executive officer’s individual objectives and made a recommendation to the Compensation Committee regarding the appropriate level of bonus percentage earned. These recommendations were then evaluated, discussed, modified as appropriate, and ultimately approved by the Compensation Committee. Based on the Company’s results for 2018 and after review and adjustments, the Compensation Committee approved cash bonuses for the Named Executive Officers as follows:

Officer	Approved Bonus	Percentage of Maximum Bonus Opportunity
Scott E. McPherson	$270,831	47%
Thomas B. Perkins	175,883	43%
Christopher M. Miller	187,459	53%
Christopher K. Hobson	192,092	62%
William G. Stein	57,679	17%
Jordana D. Kammerud	196,499	60%

Long-Term Equity Incentive Compensation

We believe that the best way of assuring that the interests of our executive officers are aligned with the interests of our stockholders is to provide them with meaningful stock ownership opportunities and requirements. In addition, equity compensation also provides incentives that support the retention of our executive officers and rewards them for both short-term and long-term Company performance. In May 2010, we adopted the 2010 LTIP. The 2010 LTIP was designed to provide the Company with an opportunity to grant employees incentive equity awards that are “at risk” and vest over time with continued service or vest based upon the achievement of certain specified Company objectives and continued service.

For 2018, the equity awards granted to our executive officers, including the Named Executive Officers, under the 2010 LTIP consisted of RSU awards and performance share awards. While there are no minimum holding periods for RSU awards and performance share awards, such awards are subject to time-based settlement and the Named Executive Officers are also subject to compliance with our Stock Ownership Guidelines. Stock option awards are not subject to a minimum holding period, and no stock option awards were granted to Named Executive Officers in 2018. RSU awards are the equivalent in value to one share of the Company’s common stock and entitle the recipient to receive one common share of the Company’s common stock for each RSU at the end of a specified vesting period. RSU awards are subject to certain restrictions and risk of forfeiture. One-third of RSU awards granted in 2018 vest on January 22, 2019, with the remaining two-thirds vesting in equal annual installments on the first business day of January 2020 and 2021, respectively.

Performance share awards under the 2010 LTIP may include:

•(i) specific dollar-value target awards;

•	(ii) performance units, the value of each unit being determined by the Compensation Committee at the time of issuance; and/or

•	(iii) performance shares, the value of each such share being equal to the fair market value of a share of the Company’s common stock on the date of grant.

2018 performance share awards were granted with a value equal to the fair market value of a share of the Company’s common stock at the time of the grant. The number of performance shares that the recipient ultimately earns is based upon achievement of certain specified performance metrics and is also subject to certain restrictions and risk of forfeiture. One-third of performance share awards granted in 2018 vest on January 22, 2019, with the remaining two-thirds vesting in equal annual installments on the first business day of January 2020 and 2021, respectively.

The Named Executive Officers received the following equity awards during 2018:

Officer	Number of Restricted Stock Units Awarded		Number of Performance Shares Awarded(1)	Number of Performance Shares Earned
Scott E. McPherson	46,726	(3)	28,504	23,143
Thomas B. Perkins(2)	14,234		15,808	12,834
Christopher M. Miller	16,306		21,127	17,153
Christopher K. Hobson	15,287		22,345	18,142
William G. Stein	15,287		22,345	18,142
Jordana D. Kammerud	14,712		8,797	7,143
____________

(1)	Represents the maximum number of shares that may be awarded.

(2)
In connection with his retirement in June 2018, the Compensation Committee approved an amendment to Mr. Perkins’ Performance Restricted Stock Unit Award Agreement, dated January 2018, reducing the maximum number of possible performance shares under the award agreement from 31,615 to 15,808. The amendment also provided for the acceleration of Mr. Perkins’ time-based RSU awards.

(3)	Includes a special one-time grant of 30,837 RSUs in connection with Mr. McPherson’s promotion to CEO effective June 30, 2018.

Performance Shares Awarded and Earned for 2018
Each award of performance shares listed in the table above was “at risk” based upon the level of achievement of certain Company-wide metrics. For 2018, under terms of such awards, a qualifying internal RONA requirement was established and then if met, a specified percentage of the shares of the Company’s common stock subject to the performance share awards would only be deemed earned (subject to vesting) upon the achievement of a “Threshold,” “Target” or “Exceptional” level for Adjusted EBITDA(1).

At the “Threshold” level, 67% of the shares of the Company’s common stock subject to the performance share awards were to be awarded, at the “Target” level approximately 84% were to be awarded, and at the “Exceptional” level all performance shares applicable to such factor were to be awarded. If the level of performance fell between two levels (Threshold and Target for example), the percentage would be determined by a straight line pro-ration between the two levels based upon the actual performance achieved.  If the level of performance fell below the “Threshold” level, no performance shares would be awarded and if the level of performance exceeded the “Exceptional” level, 100% of the shares would be awarded.

The following achievement levels were established for performance share awards for 2018 (in millions):

Metric	Threshold	Target	Exceptional
Adjusted EBITDA(1)	$157	$166	$175
___________

(1)
Adjusted EBITDA is net income as reported in the Company’s 2018 Form 10-K before net interest expense, provision (benefit) for income taxes, depreciation and amortization, LIFO expense, stock-based compensation expense, net foreign currency transaction gains or losses and pension termination settlement expenses. See Annex I for the reconciliation of Adjusted EBITDA to net income.

The performance level achieved during the 2018 calendar performance period was determined by our Compensation Committee in January 2019. The Compensation Committee determined that the qualifying RONA level was met for 2018, therefore performance shares were deemed to be earned based upon the level of Adjusted EBITDA achieved. Based upon our performance with respect to the performance share goals during 2018, each of the Named Executive Officers earned 81.2% of his or her maximum potential award.

Section 162(m) Deduction Limitation

Under Section 162(m) of the Internal Revenue Code, for 2017 and prior years, certain compensation paid by the Company to its named executive officers was subject to a limitation on tax deduction for amounts in excess of $1 million per year, unless the compensation qualified as “performance-based compensation” under Section 162(m).

In 2017 and in prior years, the Company’s executive compensation program was administered, to the maximum extent deemed appropriate by the Committee, in a manner intended to comply with the performance-based compensation exception, while maintaining flexibility to pay amounts that may not so qualify.  Under the Tax Cuts and Jobs Act of 2017, the performance-based compensation exception from the deduction limitation under Section 162(m) has been eliminated, except for compensation subject to a transition rule for certain “grandfathered” compensation arrangements.  Thus, the Company expects that additional amounts paid to its named executive officers in 2018 and future years will not be tax deductible for federal income tax purposes.  The Committee will continue to take into account the impact of Section 162(m) on its executive compensation programs, including the availability of the transition rule for existing qualified arrangements.

Group Life, Accidental Death & Dismemberment and Short and Long-Term Disability Insurance
All of our executive officers, including the Named Executive Officers, are eligible to participate in our group life, accidental death and dismemberment, and short and long-term disability insurance programs, each of which is also available to our non-executive employees. In addition, our executive officers, including the Named Executive Officers, and other senior officers and managers are provided with additional group life insurance, with a benefit of one and one-half times base salary up to a maximum of $300,000.
We do not maintain any defined benefit or other retirement program for our executive officers. Our executive officers, including the Named Executive Officers, are eligible to participate in our employee benefit plans, which are generally provided for all full-time employees. We currently match any contributions made to the Section 401(k) plan by our employees, including our executive officers, of up to 3% of the employee’s compensation (up to a $275,000 annual base salary limit).

Perquisites and Other Personal Benefits
Our executive officers are eligible to participate in the same retirement and health and welfare benefits that are offered to all full-time employees. We generally do not provide automobile allowances, club memberships or other perquisites or other personal benefits to our executive officers. We provide our executive officers with standard relocation packages to the extent we request their relocation for business reasons. We expect an increase in relocation expenses during 2019 due to the relocation of our corporate headquarters from South San Francisco, California to Westlake, Texas.

Post-Employment Compensation

None of the Named Executive Officers have employment agreements and all of our employees are “at will.”
Certain of our equity incentive plans provide for benefits that could be triggered by a change in control of the Company. Under our 2010 LTIP, if the employee is terminated within one year after a change in control of the Company:
•all outstanding options to purchase shares of the Company’s common stock become fully exercisable and vested;

•	all restrictions on restricted stock unit awards (and all deferral periods on deferred restricted stock unit awards) lapse; and
•vesting on all earned performance share awards accelerates.
If a change in control of the Company occurs before the completion of the applicable performance period for a performance share award under any of our long-term incentive plans, such performance share award will vest at the “Target” performance level (see the “Potential Payments upon Termination or Change-in-Control” section in this Proxy Statement for further information).
In addition to the change in control provisions described above, the Named Executive Officers are eligible to receive payments and benefits under our Executive Severance Policy. Pursuant to this Policy, corporate officers and vice presidents, as well as division presidents, are eligible to receive a severance payment upon their involuntary termination of employment for reasons other than cause, gross misconduct, or an insured long-term disability. Severance payments for U.S.-based executives are based upon years of service and range from two months base salary for less than two years of service, up to 18 months of base salary for over 20 years of service. In addition, U.S. executives are eligible for a pro-rata bonus for the year terminated and may receive COBRA cost reimbursements during the severance period. Canada-based executives receive severance payments in accordance with provincial law, which can range up to two years of base salary, bonus, and benefits. To receive any payments or benefits under the Executive Severance Policy, an executive must sign a release of liability for the benefit of the Company.
We believe providing these arrangements helps us compete for and retain executive talent, and that our severance policies are generally comparable with severance packages offered to executives by the companies in our compensation peer group.
Please see the “Potential Post-Employment Payments to Named Executive Officers” section in this Proxy Statement for a discussion of these arrangements and the quantification of the amounts that would have been payable to each of the Named Executive Officers upon retirement or upon a change in control of the Company as of December 31, 2018.

Compensation-Related Risk

The Compensation Committee has reviewed the Company’s incentive plans and does not believe the goals or the underlying philosophy encourages our executive officers, including the Named Executive Officers, to take excessive risk. By using equity-based awards that are not immediately exercisable, we believe the interests of our executive officers are aligned with those of our stockholders.

CEO Pay Ratio

For 2018, the total compensation of Scott E. McPherson, our Chief Executive Officer, was $2,371,227, as shown on the Summary Compensation Table in the section “Compensation of Named Executives” in this Proxy Statement, and the total compensation of our median employee was $45,119, resulting in a CEO pay ratio of 53:1. We identified the median employee using our employee population as of November 16, 2018, which included all employees of full-time and part-time status who were employed on that date. The majority of our employees receive base salary (paid on a biweekly basis) and some employees also have the potential to earn performance-based cash incentives which is why we used this total cash compensation as the basis for identifying our median employee. We then calculated the median employee’s total compensation in the same manner as the named executive officers in the Summary Compensation Table.

CEO Transition

On March 1, 2018, Mr. Perkins announced his intention to retire as CEO and as a director effective June 30, 2018. The Board appointed Mr. Scott E. McPherson to succeed Mr. Perkins as CEO and appointed Mr. McPherson as a director to fill Mr. Perkins’ vacated Board seat.

Other Compensation Policies

Stock Ownership Policy

We believe that our Named Executive Officers and our directors should own and hold shares of the Company’s common stock to further align their interests and actions with the interests of our stockholders. As of February 15, 2019, all of our Named Executive Officers and directors who were subject to the Stock Ownership Guidelines were in compliance with such guidelines.

Equity Award Grant Practices

Our current equity award grant policy provides that RSUs and Performance Share awards made to our executive officers and other eligible employees be granted in January or early February each year after approval by our Board of Directors. In accordance with our equity award grant policy, all new-hire equity awards are granted following the first date of employment. Any special equity awards (non-new hire or annual) made by the Compensation Committee are effective on the date they are approved by the Compensation Committee. Equity awards are not timed in relation to the release of material information about the Company.

Derivatives Trading and Hedging Policy
Our Board of Directors has adopted a policy regarding the trading of derivatives or the hedging of our equity securities by our employees, including our executive officers and directors. This policy provides that all employees and members of our Board of Directors are prohibited from engaging in certain forms of hedging or monetization transactions that allow the employee or director to continue to own the covered securities without the full risks and rewards of ownership, such as zero-cost collars and forward sales contracts.
In addition to the foregoing, our executive officers and members of our Board of Directors are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

Policy on Recovery of Incentive Compensation
Our Board of Directors has adopted a policy relating to the repayment, recovery or forfeiture of incentive-based compensation by certain officers that are “officers” under Section 16(a) of the Securities Exchange Act of 1934 in the event we are required to restate our financial statements resulting from material noncompliance with any financing reporting requirements under U.S. securities laws (other than due to a change in applicable accounting rules or interpretation). This policy is administered by the Compensation Committee.
In addition, our 2010 LTIP contains provisions providing for the recovery of gains made by any executive officer from the exercise of options within one year prior to the executive officer’s termination for Cause, as defined in the 2010 LTIP.

COMPENSATION COMMITTEE REPORT

The Compensation Committee administers Core-Mark’s compensation program for executive officers. The Compensation Committee’s role is to oversee Core-Mark’s compensation plans and policies, annually review and approve all such executive officers’ compensation, approve annual bonus awards and administer Core-Mark’s long-term incentive plans (including reviewing and approving grants to Core-Mark’s executive officers).

The Compensation Committee’s charter reflects these various responsibilities, and the Compensation Committee and the Board of Directors periodically review and revise the charter. The Board of Directors determines the Compensation Committee’s membership, which currently consists of five non-employee directors. All of the Compensation Committee’s members are “independent” under the rules of the NASDAQ Stock Market. The Compensation Committee meets at scheduled times during the year, and it also considers and takes action by written consent. The Compensation Committee Chairman, Robert G. Gross, reports any Compensation Committee actions or recommendations to the full Board of Directors.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on that review and those discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

The Compensation Committee is pleased to submit this report to Core-Mark’s stockholders.

COMPENSATION COMMITTEE
Robert G. Gross, Chairman
Robert A. Allen
Stuart W. Booth
Laura J. Flanagan
Randolph I. Thornton

COMPENSATION OF NAMED EXECUTIVES

The following table summarizes all compensation in 2018, 2017 and 2016 awarded to our current and former principal executive officer, our principal financial officer and our three other most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 for services rendered in all capacities to Core-Mark in 2018. We refer to these executive officers as the “Named Executive Officers.”

Summary Compensation Table

Name & Principal Position	Year	Salary(1)	Bonus		Stock Awards(3)		Non-Equity Incentive Plan Compensation(5)	All Other Compensation(6)	Total
Scott E. McPherson	2018	$450,000	$—		$1,641,309		$270,831	$9,087	$2,371,227
President & Chief	2017	333,604	—		1,034,790		—	8,937	1,377,331
Executive Officer	2016	296,640	—		764,100		94,294	8,787	1,163,821

Thomas B. Perkins	2018	270,592	—		653,083		175,883	837	1,100,395
Former Chief	2017	541,183	—		885,150		—	8,937	1,435,270
Executive Officer	2016	515,412	—		893,997		115,875	8,787	1,534,071

Christopher M. Miller	2018	351,488	—		808,194		187,459	9,087	1,356,228
Sr. VP & Chief	2017	341,250	—		739,395		—	8,937	1,089,582
Financial Officer	2016	312,885	—		941,568		43,031	8,787	1,306,271

Christopher K. Hobson	2018	311,502	—		808,170		192,092	153,910	1,465,674
Sr. VP - Western	2017	296,669	—		739,395		—	8,937	1,045,001
Region	2016	282,542	—		764,100		30,130	8,787	1,085,559

William G. Stein	2018	288,470	—		808,170		57,679	9,087	1,163,406
Sr. VP - Eastern	2017	280,068	—		739,395		—	8,937	1,028,400
Region	2016	263,718	—		764,100		188,988	8,749	1,225,555

Jordana D. Kammerud	2018	330,000	—		524,998		196,499	9,087	1,060,584
Sr. VP & Chief Human	2017	193,315	193,846	(2)	596,539	(4)	—	6,471	990,171
Resources Officer	2016	—	—		—		—	—	—

___________

(1)	Represents base salary paid during the year.

(2)	Reflects a guaranteed one-time sign-on bonus.

(3)
This column represents the aggregate grant date fair value for awards granted in 2018, 2017 and 2016, respectively. For performance awards granted in 2018, 2017 and 2016, we have reported the fair value of the award based upon the probable satisfaction of the performance conditions as of the grant date. For the performance awards granted in 2018, the maximum aggregate grant date fair value that would have been received if the highest level of performance was achieved would have been $678,110 for Mr. McPherson, $376,072 for Mr. Perkins, $502,635 for Mr. Miller, $531,588 for Mr. Hobson and Mr. Stein and $209,281 for Ms. Kammerud. For the performance awards granted in 2017, the maximum aggregate grant date fair value that would have been received if the highest level of performance was achieved would have been $546,865 for Mr. McPherson, $763,629 for Mr. Perkins, $546,865 for Mr. Miller and Mr. Hobson, and $575,308 for Mr. Stein. Ms. Kammerud did not receive a performance award for 2017. For the performance awards granted in 2016, the maximum aggregate grant date fair value that would have been received if the highest level of performance was achieved would have been $601,733 for Mr. McPherson, $1,235,091 for Mr. Perkins, $588,860 for Mr. Miller, $601,733 for Mr. Hobson and $633,362 for Mr. Stein. These amounts do not reflect the Company’s expense for accounting purposes for these awards, and do not represent the actual value that may be realized by the Named Executive Officers. No performance shares were earned for fiscal 2017 or 2016.

(4)	Includes a one-time $248,561 sign-on grant of restricted stock units.

(5)
The amounts in this column are awarded under the Annual Cash Incentive Bonus Program and represent performance-based bonuses earned in the fiscal year presented and paid in the subsequent year. These bonuses were based on the Company’s financial performance and the executive officer’s performance against his or her specified individual objectives. For a description of these bonuses, see the section of this Proxy Statement entitled “Compensation Discussion and Analysis — How We Determined and What We Paid Our Named Executive Officers in 2018 — Annual Cash Incentive Bonus.”

(6)	The components of the “All Other Compensation” column for 2018 are detailed in the following table:

	Named Executive Officers
Description	S. E. McPherson	T. B. Perkins	C. M. Miller	C.K. Hobson	W.G. Stein	J.K. Kammerud
Company matching contribution to 401(k) plan	$8,250	$—	$8,250	$8,250	$8,250	$8,250
Payment of life and other insurance premiums	837	837	837	837	837	837
Relocation	—	—	—	144,823	—	—
Total	$9,087	$837	$9,087	$153,910	$9,087	$9,087

The following table presents information regarding grants of plan-based awards to our Named Executive Officers during the year ended December 31, 2018:
Grants of Plan-Based Awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(3)			Estimated Future Payouts Under Equity Incentive Plan Awards(4)			All Other Stock Awards
Name	Grant Date		Threshold(2)	Target(2)	Maximum(2)	Threshold(2)	Target(2)	Maximum(2)	Number of Shares of Stock or Units(5)	Grant Date Fair Value of Stock Awards(6)
Scott E. McPherson	1/22/2018		$209,000	$416,000	$625,000	19,121	23,834	28,504	15,889	$945,010
	7/2/2018	(1)	—	—	—	—	—	—	30,837	696,299
Thomas B. Perkins	1/22/2018		135,296	270,592	405,888	10,604	13,218	15,808	14,234	653,083
Christopher M. Miller	1/22/2018		115,991	235,497	351,488	14,173	17,666	21,128	16,306	808,194
Christopher K. Hobson	1/22/2018		102,796	208,706	311,502	14,990	18,684	22,345	15,287	808,170
William G. Stein	1/22/2018		95,195	193,275	288,470	14,990	18,684	22,345	15,287	808,170
Jordana D. Kammerud	1/22/2018		108,900	221,100	330,000	5,902	7,356	8,797	14,712	524,998
____________

(1)	Upon being promoted to the Company’s CEO, Mr. McPherson received an additional equity award under the 2010 LTIP of restricted stock units.

(2)
The Company defines three incentive plan payout levels for our executives, which are “Threshold,” “Target” and “Exceptional.” The Company-defined “Threshold” level corresponds to Threshold level in the table above, “Target” level corresponds to Target level in the table above and “Exceptional” level corresponds to the Maximum level in the table above. Refer to the Compensation Discussion and Analysis section in this Proxy Statement for a detailed description of these payout levels.

(3)
Awarded under the 2018 Annual Cash Incentive Bonus Program. The Threshold, Target and Maximum payout levels assume that each of those goals was obtained at the Company’s level of “Threshold,” “Target” and “Exceptional,” as described in the Compensation Discussion and Analysis section in this Proxy Statement. For a description of amounts actually received by the executive, if any, see the Compensation Discussion and Analysis section. For a further description of the 2018 Annual Cash Incentive Bonus Program, refer to the Compensation Discussion and Analysis section in this Proxy Statement.

(4)
Performance shares awarded under the 2010 LTIP. The incentive opportunity was tied to Adjusted EBITDA goals and a RONA qualifier. The Threshold, Target and Maximum payout levels assume that each of those goals was achieved at the corresponding Company’s level of “Threshold,” “Target” and “Exceptional,” as described in the Compensation Discussion and Analysis section in this Proxy Statement. For a further description of the performance shares and the amounts actually awarded to the executive, if any, refer to the Compensation Discussion and Analysis section in this Proxy Statement. Such awards are subject to vesting requirements and permit a net-exercise feature to cover tax withholding for the executive officers.

(5)	Restricted stock units awarded under the 2010 LTIP. Such awards are subject to a three-year vesting requirement and permit a net-exercise feature to cover tax withholding for the executive officers.

(6)
Represents the grant date fair value of each equity award computed in accordance with applicable guidance. The grant date fair value per share on January 22, 2018 was $23.79 for performance shares and restricted stock units. The grant date fair value per share on July 2, 2018 was $22.58 for restricted stock units.

The following table presents information concerning the number and value of restricted stock units and performance shares that have not vested held by our Named Executive Officers outstanding as of December 31, 2018:

Outstanding Equity Awards at Fiscal Year-End(1)

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)
Scott E. McPherson	54,951	$1,277,611	23,834	$554,141
Thomas B. Perkins	—	—	13,218	307,319
Christopher M. Miller	25,897	602,105	17,666	410,735
Christopher K. Hobson	23,512	546,654	18,684	434,403
William G. Stein	22,939	533,332	18,684	434,403
Jordana D. Kammerud	26,213	609,452	7,356	171,027
____________

(1)	There were no unexercised option awards as of December 31, 2018 for our Named Executive Officers.

(2)
Restricted stock units were granted on January 22, 2018, July 2, 2018, January 23, 2017, May 23, 2017, October 9, 2017, January 20, 2016 and May 1, 2016. The January 22, 2018 awards vest one-third on January 22, 2019, with the remaining two-thirds vesting in equal annual installments on the first business day of January 2020 and 2021, respectively. Upon being promoted to the Company’s Chief Executive Officer, Mr. McPherson received an additional award on July 2, 2018 which vests one-third on July 2, 2019, with the remaining two-thirds vesting in equal quarterly installments over the two-year period following the first anniversary. The January 23, 2017 awards vested one-third on January 23, 2018, with the remaining two-thirds vesting in equal annual installments on the first business day of January 2019 and 2020, respectively. Upon being hired as the Company’s Senior Vice President and Chief Human Resources Officer, Ms. Kammerud received restricted stock unit awards on May 23, 2017 which vest one-third on January 1, 2018, with the remaining two-thirds vesting in equal annual installments on the first business day of January 2019 and 2020, respectively. Upon being promoted to the Company’s President and Chief Operating Officer, Mr. McPherson received an additional award on October 9, 2017 which vested one-third on October 1, 2018, with the remaining two-thirds vesting in equal annual installments on October 1, 2019 and October 1, 2020, respectively. The January 20, 2016 awards vested one-third on January 20, 2017, one-third on January 1, 2018 and the remaining one-third vesting on January 1, 2019. Upon being promoted to the Company’s Senior Vice President and Chief Financial Officer, Mr. Miller received an additional award on May 1, 2016 which vested one-third on May 1, 2017 and one-third on April 30, 2018, with the remaining one-third vesting on April 30, 2019. Market value is based on a closing price of $23.25 for Core-Mark Holding Company, Inc. common stock on the NASDAQ Global Market on December 31, 2018.

(3)
Number includes performance share awards which were granted on January 22, 2018. Market value is based on a closing price of $23.25 for Core-Mark Holding Company, Inc. common stock on the NASDAQ Global Market on December 31, 2018. In calculating the number of performance shares and their value, we are required by SEC rules to compare the Company’s performance through 2018 under each outstanding performance share grant against the threshold (“Threshold”), target (“Target”), and maximum (“Exceptional”) performance levels for the grant and report in this column the applicable potential payout amount. If the performance is between levels, we are required to report the potential payout at the next highest level. For example, if the previous fiscal year’s performance exceeded target, even if it is by a small amount and even if it is highly unlikely that we will pay the maximum amount, we are required by SEC rules to report the awards using the maximum potential payouts. For 2016 and 2017, the qualifying RONA level was not met in addition to not meeting the threshold level for Adjusted EBITDA and have accordingly reported no performance shares for fiscal 2017 or 2016.

The following table presents information concerning the exercise of stock options and the vesting of restricted stock units held by our Named Executive Officers during the year ended December 31, 2018:

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Scott E. McPherson	—	$—	17,129	$522,826
Thomas B. Perkins	—	—	32,173	819,147
Christopher M. Miller	—	—	10,168	278,297
Christopher K. Hobson	—	—	14,014	416,822
William G. Stein	—	—	13,657	407,128
Jordana D. Kammerud	—	—	5,750	179,573

Information such as number of securities to be issued upon exercises of outstanding options, weighted-average exercise price of outstanding options, and number of securities remaining available for future issuance concerning our stock-based compensation plans are included in Note 13, “Stock Incentive Plans,” in the Notes to Consolidated Financial Statements included in our 2018 Annual Report on Form 10-K filed on March 1, 2019.

Potential Payments Upon Termination or Change-in-Control

Severance Policy

Each of our Named Executive Officers, senior vice presidents, and vice presidents are entitled to certain benefits under the Core-Mark Executive Severance Policy. Pursuant to the policy, upon the officer’s involuntary termination other than for cause, gross misconduct (each as defined in the policy) or long-term disability and upon our acceptance of an executed separation agreement, the officer is entitled to the following benefits based on the years of service and location of employment:

U.S. Employees

Number of Years of Service	Benefit
Less than two years	Two months of base salary
At least two years but less than five years	Four months of base salary
At least five years but less than ten years	Eight months of base salary
At least ten years but less than twenty years	Twelve months of base salary
More than twenty years	Eighteen months of base salary

All payments under the severance policy are made in one lump sum at the first regularly scheduled payroll issuance following termination. In addition to above payments, such officer shall receive COBRA cost reimbursement for the same number of months of their base salary payments, as well as payment of a prorated bonus for the year of their termination.

Canadian Employees.  The severance benefits paid to any Canadian executive officers are based on the applicable provincial laws.

Accelerated Option Vesting.  In addition, an executive officer who has received an option grant under our 2010 LTIP may be entitled to accelerated vesting of all such options should such executive officer be terminated without cause or resign his employment with good reason.

Retirement

The Company does not have a mandatory retirement age for executive officers. Time-vesting awards made under our 2010 LTIP after January 1, 2012 contain provisions providing for automatic accelerated vesting upon the retirement of an executive officer who has reached the age of 65 (full accelerated vesting for awards held for more than one year at the time of retirement and prorated vesting for awards held less than one year at the time of retirement). Time-vesting awards made under our 2010 LTIP and other plans prior to January 1, 2012 do not contain automatic acceleration provisions in connection with a retirement, but the Board or the Compensation Committee has the discretionary authority to accelerate the vesting of all or a portion of such awards in connection with a retirement. The Potential Post-Employment Payments to Named Executive Officers table assumes that all Named Executive Officers would have been so approved for full acceleration of time-vesting awards upon retirement if retirement occurred on December 31, 2018. Upon retirement, this table assumes unvested performance shares are forfeited and restrictions lapse on all restricted stock units. There were no options outstanding as of December 31, 2018.

Change-in-Control

Award grants made to our Named Executive Officers under our 2010 LTIP generally entitle such officers to accelerated vesting of all of their option shares, restricted stock units and earned performance shares in the event that we are acquired by a non-public company (a “non-public change of control”). In addition, if we are acquired by a public company and the executive officer is terminated without cause or resigns with good reason within one year after such acquisition, then generally all such executive officer’s unvested option shares, restricted stock units and earned performance shares will immediately vest. If the change of control under either scenario occurs before the completion of the applicable performance period under a performance share award, such performance share shall vest at the “Target” level. Under our 2010 LTIP, all outstanding options become fully exercisable and vested, all restrictions on restricted stock units (and all deferral periods on deferred restricted stock units) lapse and vesting on all earned performance shares accelerates if the employee is terminated within one year after a change of control.

Potential Post-Employment Payments to Named Executive Officers

The table below sets forth potential payments that could be received by our Named Executive Officers upon retirement or upon a non-public change in control of the Company, assuming such event took place on December 31, 2018.

TABULAR PRESENTATION OF POTENTIAL POST-EMPLOYMENT PAYMENTS

	Scott E. McPherson			Christopher M. Miller			Christopher K. Hobson			William G. Stein			Jordana D. Kammerud
	Retire-	Without	Change-in-	Retire-	Without	Change-in-	Retire-	Without	Change-in-	Retire-	Without	Change-in-	Retire-	Without	Change-in-
Benefits	ment(1)	Cause(2)	Control(3)	ment(1)	Cause(2)	Control(3)	ment(1)	Cause(2)	Control(3)	ment(1)	Cause(2)	Control(3)	ment(1)	Cause(2)	Control(3)
Cash Severance(4)	$—	$750,000	$750,000	$—	$351,488	$351,488	$—	$311,502	$311,502	$—	$432,705	$432,705	$—	$55,000	$55,000
COBRA Reimbursements(4)	—	20,670	20,670	—	—	—	—	22,445	22,445	—	33,668	33,668	—	3,246	3,246
Restricted Stock	1,277,611	—	1,815,686	602,105	—	1,000,913	546,654	—	968,456	533,332	—	955,133	609,452	—	775,527
Total	$1,277,611	$770,670	$2,586,356	$602,105	$351,488	$1,352,401	$546,654	$333,947	$1,302,403	$533,332	$466,373	$1,421,506	$609,452	$58,246	$833,773
___________

(1)
Core-Mark Holding Company, Inc. does not have an official retirement age. For awards made after January 1, 2012, acceleration of unvested awards occurs automatically upon the retirement of an executive officer who has reached the age of 65 at the time of retirement. Time-vesting awards that do not contain automatic acceleration provisions in connection with a retirement may be approved by the Board or Compensation Committee. The table assumes that all such acceleration of awards to Named Executive Officers would have been so approved if termination occurred on December 31, 2018. Upon retirement, this table assumes unvested performance shares are forfeited and restrictions lapse on all restricted stock units. There were no options outstanding as of December 31, 2018.

(2)
Upon termination without cause, terminated executives are eligible for severance cash payments in accordance with the Core-Mark Executive Severance Policy. Also, options become fully vested and exercisable as of the date of termination and remain exercisable for a period of 90 days thereafter. Options terminate and are forfeited at the end of the 90-day period. Upon termination, all unvested restricted stock units and performance shares are forfeited.

(3)
Upon a non-public change in control, executives are eligible for all of the benefits of a “without-cause” termination. In addition, all restrictions lapse on restricted stock units, all unvested options are accelerated and any earned but unvested performance shares are accelerated. There were no options outstanding as of December 31, 2018.

(4)
Executive officers, senior vice presidents and vice presidents in the U.S. may receive benefits under the Core-Mark Executive Severance Policy. As Mr. McPherson’s and Mr. Stein’s service with our Company is more than 20 years as of December 31, 2018, they would receive 18 months’ salary and COBRA reimbursements, payable in a lump sum, if terminated on December 31, 2018. If terminated on December 31, 2018, Mr. Miller and Mr. Hobson would receive 12 months’ salary and COBRA reimbursements, payable in a lump sum. If terminated on December 31, 2018, Ms. Kammerud would receive 2 months’ salary and COBRA reimbursements, payable in a lump sum. These payments are contingent on termination.

PROPOSAL 3. APPROVAL OF THE CORE-MARK HOLDING COMPANY, INC.
2019 LONG-TERM INCENTIVE PLAN

Proposal

The stockholders are being asked to approve the Core-Mark Holding Company, Inc. 2019 Long-Term Incentive Plan (the “2019 LTIP”), which was adopted, subject to stockholder approval, by the Board on March 26, 2019. The 2019 LTIP is intended to replace our 2010 LTIP, which will expire as to future grants the earlier of when the stockholders approve the 2019 LTIP or 10 years after its adoption on January 20, 2020. Approval of the 2019 LTIP will allow the Company to continue to provide equity awards as part of the Company’s compensation program, which is necessary to successfully attract and retain the best possible candidates for positions of substantial responsibility within the Company, as well as to align the interests of our key employees with our stockholders to ultimately increase stockholder value. Non-approval of the 2019 LTIP will compel the Company to significantly increase the cash component of employee compensation to attract and retain key employees, which would not be practical or advisable because it could create a misalignment between the interests of employees and the stockholders. Furthermore, any significant increase in cash compensation in lieu of equity awards could reduce our cash flow from operations, which may adversely affect our business and operating results.

The Company’s overall compensation objective is to compensate our executives and other key employees in a manner that attracts and retains the caliber of individuals needed to manage and staff a high-growth business operation in an innovative and competitive industry. To achieve this objective, we historically have provided a significant portion of key employees’ total compensation in the form of equity awards. We believe our strategy of granting equity judiciously to a limited number of key employees not only aligns their interests with our stockholders but also significantly contributes to our ability to retain our key employees while limiting our total equity dilution, as well as reinforces the achievement of our financial business goals by linking a significant portion of a participant’s compensation to the achievement of performance goals of the Company and/or the individual. Considering the limited pool of talented people we compete for, we believe our future success depends, in large part, upon our ability to maintain a competitive position in attracting, retaining and motivating key personnel, and our equity award program is the primary vehicle for offering long-term incentives to the best possible employees.

Stockholders are being asked to approve an aggregate of 4,786,959 shares, which represent 4,073,862 shares of the Company’s common stock for future issuance under the 2019 LTIP, and 713,097 shares which may be available for future issuance under the 2019 LTIP. This amount includes 1,923,862 shares that remain available for grant under the 2010 LTIP as of March 18, 2019, 713,097 shares representing the maximum number of shares that may be forfeited under the 2010 LTIP, and an additional 2,150,000 shares. We expect that this share reserve under the 2019 LTIP will allow us to continue to grant equity-based compensation at levels deemed necessary and appropriate for approximately the next seven years. This expectation is based upon our historical annual equity award grant rate, our historical forfeiture rate and our estimates of the number of shares needed to attract new executive hires.

If this Proposal is approved by our stockholders, the 2019 LTIP will become effective as of the date of the Annual Meeting and no additional awards will be granted under the 2010 LTIP. In the event that our stockholders do not approve this Proposal, the 2019 LTIP will not become effective, and the 2010 LTIP will continue to be effective in accordance with its terms.

Key Plan Provisions

•	The 2019 LTIP has a ten-year term;

•
The 2019 LTIP provides for the following types of equity awards: stock options (both incentive stock options and nonqualified stock options), stock appreciation rights, restricted stock awards, restricted stock units, cash incentive awards and stock awards;

•
4,786,959 shares will be authorized for issuance pursuant to awards under the 2019 LTIP, which includes 2,150,000 new shares available for grant, along with 1,923,862 shares that remain available for grant under the 2010 LTIP as of March 18, 2019, and also includes 713,097 shares that are outstanding under the 2010 LTIP as of March 18, 2019 and may be available for grant under the 2019 LTIP;

•
Any shares subject to outstanding awards under the 2010 LTIP that are forfeited, cancelled or otherwise expire that would have been added back to the share reserves under the 2010 LTIP, will roll over into the share reserve of the 2019 LTIP;

•	All types of equity awards granted under the 2019 LTIP may have all or a significant portion of compensation linked to the achievement of performance goals by the Company and/or the participant; and

•	The 2019 LTIP will be administered by the Compensation Committee, which is comprised entirely of independent non-employee directors.

Key Stockholder Considerations

Stockholders should consider the following in determining whether to approve the 2019 LTIP:

•
Our burn rate is reasonable. As detailed in the table below, our three-year average adjusted burn rate, which we define as the number of shares subject to time-based equity awards granted and performance-based equity awards earned in a fiscal year divided by the weighted average common shares outstanding for that fiscal year, is 1.16%, which is below the suggested 2019 burn rate cap of 6.13% published by the Institutional Shareholder Services Inc. (the “ISS”), a proxy advisory service. It is our intention to remain within the burn rate guidelines established by the ISS for our industry.

Fiscal Year	Full-Value Shares Granted(1)	Total Granted (Adjusted Full-Value Shares)	Weighted-Average # of Common Shares Outstanding	Burn Rate
2018	500,118	1,000,236	46,000,000	2.17%
2017	177,575	355,150	46,300,000	0.77%
2016	124,077	248,154	46,300,000	0.54%
____________

(1)	The Company has not granted stock options to its service providers in the last three fiscal years.

•
Dilution. Dilution is commonly measured by “overhang,” which generally refers to the amount of potential dilution to current stockholders that could result from future issuance of the shares reserved under an equity compensation plan. As of March 18, 2019, 713,097 shares were subject to outstanding full-value equity awards under our 2010 LTIP (as of March 18, 2019, there are no outstanding stock options under the 2010 LTIP), an additional 1,923,862 shares were reserved for issuance under our 2010 LTIP, and we are requesting an additional 2,150,000 shares for grant under the 2019 LTIP, which based on 45,871,088 shares outstanding on March 18, 2019 results in a share dilution representing 1.55%, 4.19% and 4.69%, respectively, which total dilution is 10.44%. This overhang is reasonable compared to that of our peers.

•
Clawbacks. Awards granted under the 2019 LTIP may be subject to recoupment in accordance with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recoupment of erroneously awarded compensation), as well as recoupment during the one-year period (or longer, if specified in an award agreement) after the settlement or payment of an award if the participant is terminated for cause or subject to the Company’s clawback policy.

•
The 2019 LTIP follows best market practices. The 2019 LTIP has been designed consistent with the qualitative standards of proxy advisory firms and equity plan best practices. As a result, the 2019 LTIP:

◦
provides that no award may vest prior to the one-year anniversary of such award’s date of grant, except that up to 5% of the share reserve of the 2019 LTIP may be subject to awards that do not meet such minimum vesting requirements;

◦	does not permit the repricing of awards granted under the 2019 LTIP unless approved by stockholders;

◦	does not provide for automatic acceleration of vesting of equity awards upon an acquisition of the Company, also known as a “single-trigger acceleration;”

◦
does not contain an annual “evergreen provision,” which automatically increases the number of shares available for grant under the 2019 LTIP, and therefore stockholder approval is required to increase the maximum number of shares that may be issued under the 2019 LTIP;

◦
provides that all stock options and stock appreciation rights have an exercise price equal to at least the fair market value of our common stock on the date the stock option or stock appreciation right is granted, except in certain situations in which we are assuming options granted by another company that we are acquiring;

◦	limits the total amount of compensation a non-employee director can receive through award grants for each calendar year;

◦
provides that (i) no dividends will be paid with respect to stock options or stock appreciation rights, and (ii) no dividends or dividend equivalents may be paid with respect to any shares of our common stock subject to an award before the date such awards have vested; and

◦	does not provide for any tax gross-ups.

Summary of the 2019 LTIP

The principal features of the 2019 LTIP are summarized below. The summary does not purport to be a complete statement of the 2019 LTIP and is qualified in its entirety by reference to the 2019 LTIP, a copy of which is attached as Annex II to this Proxy Statement.

Purpose

The purpose of the 2019 LTIP is to align the interests of eligible participants with the Company stockholders by providing incentive compensation tied to the performance of the Company. The intent of the 2019 LTIP is to advance the interests of the Company and increase shareholder value by attracting, retaining and motivating key personnel.

Administration

The 2019 LTIP will be administered by our Compensation Committee (the “Committee”), which consists of independent directors and non-employee directors as the Board appoints. Under certain circumstances, the Board will take action, instead of the Committee, such as in determining the terms of the awards made to the non-employee members of the Board. The Committee has the power and discretion necessary to administer the 2019 LTIP, with such powers including, but not limited to, the authority to select persons to participate in the 2019 LTIP, determine the form and substance of awards under the 2019 LTIP, determine the conditions and restrictions, if any, subject to which such awards will be made, modify the terms of awards, accelerate vesting (including upon a change of control or termination employment or service) and make determinations regarding a participant’s termination of employment or service for purposes of an award. The Committee’s determinations, interpretations and actions under the 2019 LTIP are binding on the Company, the participants in the 2019 LTIP and all other parties.

Eligibility

Any employee, officer, non-employee director, consultant or advisor to the Company or any of its subsidiaries or affiliates can participate in the 2019 LTIP, at the Committee’s discretion. In its determination of eligible participants, the Committee may consider any and all factors it considers relevant or appropriate, and designation of a participant in any year does not require the Committee to designate that person to receive an award in any other year.

Awards

The types of awards available under the 2019 LTIP include stock options (both incentive and non-qualified), stock appreciation rights, restricted stock awards, restricted stock units, cash incentive awards and stock awards. All awards granted to participants under the 2019 LTIP will be represented by an award agreement. No award granted to participants under the 2019 LTIP may vest prior to the one-year anniversary of such award’s date of grant, except that up to 5% of the share reserve of the 2019 LTIP may be subject to awards that do not meet such minimum vesting requirements (the “Minimum Vesting Requirements”).

Stock Options

A stock option grant entitles a participant to purchase a specified number of shares of the Company’s common stock (the “Shares”) during a specified term (with a maximum term of 10 years) at an exercise price that will not be less than the fair market value of a Share as of the date of grant. The fair market value of a Share, as reported on the NASDAQ Stock Market, on March 18, 2019 was $36.72 per share.

Subject to the Minimum Vesting Requirements, the Committee will determine the requirements for vesting and exercisability of the stock options, which may be based on the continued employment or service of the participant with the Company for a specified time period, upon the attainment of performance goals or both. The stock options may terminate prior to the end of the term or vesting date upon termination of employment or service (or for any other reason), as determined by the Committee. No dividends or dividend equivalent rights will be paid or granted with respect to stock options. Unless approved by the Company’s stockholders, the Committee may not cancel a stock option when the exercise price exceeds the fair market value of a share of common stock in exchange for cash or another award, such as exchanging an option for another option with a lower exercise price, except in connection with a change of control.

Stock options granted under the 2019 LTIP are either non-qualified stock options or incentive stock options (with incentive stock options intended to meet the applicable requirements under the Internal Revenue Code). Stock options are nontransferable except in limited circumstances, and in no event shall a stock option be transferrable to a third party financial institution.

Stock Appreciation Rights

A stock appreciation right (“SAR”) granted under the 2019 LTIP will give the participant a right to receive, upon exercise or other payment of the SAR, an amount in cash, Shares or a combination of both equal to per right the excess of (a) the fair market value of a Share on the date of exercise over (b) the base price of the SAR that the Committee specified on the date of the grant. The base price of a SAR will not be less than the fair market value of a Share as of the date of grant. The right of exercise in connection with a SAR may be made by the participant or automatically upon a specified date or event. SARs are non-transferable, except in limited circumstances, and in no event shall a SAR be transferrable to a third party financial institution.

Subject to the Minimum Vesting Requirements, the Committee will determine the requirements for vesting and exercisability of the SARs, which may be based on the continued employment or service of the participant with the Company for a specified time period or upon the attainment of specific performance goals. The SARs may be terminated prior to the end of the term (with a maximum term of 10 years) upon termination of employment or service, as determined by the Committee. No dividends or dividend equivalent rights will be paid or granted with respect to SARs. Unless approved by the Company’s stockholders, the Committee may not cancel a SAR when the base price exceeds the fair market value of a share of common stock in exchange for cash or another award, such as exchanging a SAR for another SAR with a lower base price, except in connection with a change of control.

Restricted Stock Awards

A restricted stock award is a grant of a specified number of Shares to a participant, which restrictions will lapse upon the terms that the Committee determines at the time of grant. Subject to the Minimum Vesting Requirements, the Committee will determine the requirements for the lapse of the restrictions for the restricted stock awards, which may be based on the continued employment or service of the participant with the Company over a specified time period, upon the attainment of performance goals, or both.

The participant will have the rights of a stockholder with respect to the shares granted under a restricted stock award, however, the Committee has the authority to determine whether or not the restricted stock has the right to vote or receive dividends (with such dividends not to be paid until the award vests). Any shares granted under a restricted stock award are nontransferable. A participant may make an election under Section 83(b) of the Code for tax planning purposes.

Restricted Stock Units

A restricted stock unit granted under the 2019 LTIP will give the participant a right to receive, upon or following vesting of the restricted stock units (commonly known as “RSUs”), an amount equal in value to the fair market value of a Share as of the date of grant. The Committee may grant RSUs together with dividend equivalent rights, and the holder of any RSUs will not have any rights as a stockholder, such as dividend or voting rights, until the Shares underlying the RSUs are delivered.

Subject to the Minimum Vesting Requirements, the Committee will determine the requirements for vesting and payment of the RSUs, which may be based on the continued employment or service of the participant with the Company for a specified time period or upon the attainment of specific performance goals. RSU awards will be forfeit if the vesting requirements are not satisfied. RSUs are nontransferable.

Cash Incentive Awards

Cash incentive awards are awards granted under the 2019 LTIP may be payable based on the achievement of business and/or individual performance goals over a performance period and may also be based on the continued employment or service of a participant with the Company during the performance period. Cash incentive awards may be paid in any combination of cash or Shares, based on the fair market value of such shares at the time of payment. The Committee will determine the requirements for vesting and payment of the cash incentive awards. In addition, the Committee may accelerate the vesting of a cash incentive award upon a change of control or termination of employment or service.

Stock Awards

Stock awards may be granted to eligible participants under the 2019 LTIP and consist of an award of Shares, which grants will be counted against the five percent (5%) exclusion of the Minimum Vesting Requirements. A stock award may be granted for past employment or service, in lieu of bonus or other cash compensation, as director’s compensation or any other purpose as determined by the Committee. The Committee will determine the requirements for the terms and conditions of the stock award. Upon receipt of the stock award, the participant will have all rights of a stockholder with respect to the Shares, including the right to vote and receive dividends; provided that no dividends will be paid on any unvested Stock Awards.

Performance-Based Compensation

All types of awards granted under the 2019 LTIP may be granted with vesting, payment, lapse of restrictions and/or exercisability requirements that are subject to the attainment of specific performance goals (with the exception of cash incentive awards, which must be granted subject to the attainment of performance goals).

Amendment or Substitution of Awards

The Board may amend, modify, suspend or terminate the 2019 LTIP, provided that if such amendment, modification, suspension or termination materially and adversely affects any award it must obtain the affected participant’s consent.

Termination of Service

Under the 2019 LTIP, unless an award agreement provides otherwise, if a participant’s employment or service is terminated for cause, after termination the Committee determines that the participant engaged in an act that falls within the definition of cause or after termination the participant engaged in conduct that violated any continuing obligation of the participant with respect to the Company, the Company may cancel, forfeit and/or recoup any or all of that participant’s outstanding awards. In addition, if the Committee makes the determination above, the Company may suspend the participant’s right to exercise any stock option or SAR, receive any payment or vest in any award pending a determination of whether the act falls within the definition of cause. The definition of cause is defined in the 2019 LTIP, which definition defers to a cause definition in a participant’s award, employment or severance agreement. If a participant voluntarily terminates employment or service in anticipation of an involuntary termination for cause, that shall be deemed a termination for cause.

The Company has the right to recoup any gain realized by the participant from the exercise, vesting or payment of any award if, within one year after such exercise, vesting or payment, the participant is terminated for cause, the Committee determines the participant is subject to recoupment due to a clawback policy, or after the participant’s termination the Committee determines that the participant engaged in an act that falls within the definition of cause or materially violated any continuing obligation of the participant with respect to the Company.

Change of Control

Under the 2019 LTIP, in the event of a change of control of the Company, as defined in the 2019 LTIP, the Committee may, but is not obligated to, make any one, or any combination of, the following adjustments to the terms and conditions of outstanding awards including, but not limited to, (i) continuation or assumption of outstanding awards by the surviving company (including conversion into the right to receive securities, cash or a combination of both), (ii) substitution of awards by the surviving company with substantially the same terms for outstanding awards (including conversion into the right to receive securities, cash or a combination of both), (iii) accelerated exercisability, vesting and/or payment immediately prior to such event or upon a termination of employment or service, (iv) upon written notice, provide that any outstanding stock option and stock appreciation right must be exercised during a reasonable period of time immediately prior to the change of control or other reasonable period, and at the end of such period, such stock options and stock appreciation rights shall terminate to the extent not so exercised, and (v) cancellation of all or any portion of outstanding awards for fair value (which can be cash, Shares, other property or any combination of such consideration).

Assumption of Awards in Connection with an Acquisition

The Committee may assume any previously granted awards of an employee, director or consultant of another corporation who becomes eligible by reason of a corporate transaction. The terms of the assumed award may vary from the terms and conditions otherwise required by the 2019 LTIP if the Committee deems it necessary. The assumed awards will not reduce the total number of shares available for awards under the 2019 LTIP.

Shares Available

The 2019 LTIP has a total of 4,786,959 Shares available for awards, with a total of 2,150,000 Shares available for awards of incentive stock options. If any award is canceled, expired, forfeited, surrendered, settled by delivery of fewer shares than the number underlying the award, or otherwise terminated without delivery of the Shares or payment of consideration to the participant, then such shares will be returned to the 2019 LTIP and be available for future awards under the 2019 LTIP.

Adjustments

In the event of any recapitalization, reclassification, stock dividend, extraordinary dividend, stock split, reverse stock split, merger, reorganization, consolidation, combination, spin-off or other similar corporate event or change affecting the stock of the Company, the Committee will make equitable adjustments to (i) the number and kind of shares available for awards and covered by outstanding awards, (ii) the exercise, base or purchase price, or other value determinations of outstanding awards, and/or (iii) any other terms of an award affected by the corporate event.

Award Limits

A non-employee director may not be granted awards that have a fair value that, when added to all other cash compensation received that year, exceeds $750,000.

Tax Consequences

Incentive Stock Options

An optionee recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Optionees who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option normally will recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

The difference between the option exercise price and the fair market value of the shares on the exercise date is treated as an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

Nonstatutory Stock Options

Options not designated or qualifying as incentive stock options will be nonstatutory stock options having no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income equal to the amount that the fair market value of the shares on such date exceeds the exercise price. If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss.

Stock Appreciation Rights

In general, no taxable income is reportable when SARs are granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the fair market value of any cash or Shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock Awards

A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, pursuant to Section 83(b) of the Code, to accelerate the ordinary income tax event to the date of acquisition by filing an election with the Internal Revenue Service no later than 30 days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Restricted Stock Unit Awards

There are no immediate tax consequences of receiving an award of RSUs. A participant who is awarded RSUs will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date elected by the Compensation Committee or a participant. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.

Performance-Based Awards

A participant generally will recognize no income upon the grant of a performance share, a performance unit, or performance bonus award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any nonrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Section 409A

Section 409A provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the 2019 LTIP with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

Tax Effect for the Company

The Company generally will be entitled to a tax deduction in connection with an award under the 2019 LTIP in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to our chief executive officer, chief financial officer and the other “covered employees” as determined under Section 162(m) of the Code and applicable guidance. Under Section 162(m), the annual compensation paid to any of these covered employees will be deductible only to the extent that it does not exceed $1,000,000.

The foregoing is only a summary of the effect of U.S. Federal income taxation upon participants and the company with respect to awards under the 2019 LTIP. It does not purport to be complete and does not discuss the impact of employment or other tax requirements, the tax consequences of a participant’s death, or the provisions of the income tax laws of any municipality, state, or foreign country in which the participant may reside.

New Plan Benefits

The issuance of any awards under the 2019 LTIP will be at the discretion of the Committee. In addition, the benefits of any awards granted under the 2019 LTIP will depend on a number of factors, including the fair market value of the Company’s common stock on future dates, and actual Company performance against performance goals established with respect to performance awards, among other things. Therefore, it is not possible to determine the amount or form of any award that will be granted to any individual in the future. For information regarding awards granted to our named executive officers under the 2010 LTIP during the 2018 fiscal year, please refer to the Grants of Plan-Based Awards table on page 36 of this Proxy Statement.

Other Equity Compensation Plan Information

For other equity compensation plan information, please refer to the Equity Compensation Plan Information on page 5 of this Proxy Statement.

Vote Requirement and Board of Directors’ Recommendation

The affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve the 2019 LTIP. Unless marked to the contrary, proxies received will be voted “FOR” approval of the 2019 LTIP.

The Board of Directors Recommends a Vote FOR the Approval of the 2019 LTIP.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews Core-Mark’s financial reporting process on behalf of the Board of Directors and reports to the Board of Directors on audit, financial and related matters. Core-Mark’s management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. Deloitte & Touche LLP (referred to herein as “the independent auditor”) was responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (U.S.) (“PCAOB”), and to issue its reports thereon. The Audit Committee oversees these processes.

In this context, the Audit Committee has met and held discussions with Core-Mark’s management and the independent auditor. Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the consolidated financial statements with management and the independent auditor. The Audit Committee also discussed with the independent auditor the matters required to be discussed by PCAOB Auditing Standard 1301: Communications with Audit Committees (formerly Auditing Standard No. 16, Communications with Audit Committees).

In addition, the Audit Committee discussed with the independent auditor such auditor’s independence from the Company and its management, and the independent auditor provided to the Audit Committee the written disclosures and communications required by the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence.

The Audit Committee discussed with the Company’s internal audit staff and independent auditor the overall scope and plans for their respective audits. The Audit Committee met with the internal audit staff and the independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of Core-Mark’s internal controls, and the overall quality of Core-Mark’s financial reporting.

Based on the reviews and discussions with management and the independent auditor referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in Core-Mark’s Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Stuart W. Booth, Chairman
Gary F. Colter
Rocky Dewbre
Robert G. Gross
Harvey L. Tepner

PROPOSAL 4. RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP (“D&T”) has been selected by the Audit Committee of the Board of Directors to audit the accounts of Core-Mark and its subsidiaries for the year ending December 31, 2019. D&T served as our independent auditor for 2018. At the Annual Meeting, the stockholders are being asked to ratify the selection of D&T as Core-Mark’s independent auditor for 2019. If ratification is withheld, the Audit Committee will reconsider its selection. A representative of D&T will attend our Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if the representative desires to do so.

The Board of Directors recommends that the stockholders vote FOR Proposal 4.

Auditor Fees

The aggregate professional fees and expenses billed by D&T for the audit of our annual financial statements for 2018 and 2017 and fees and expenses billed for audit related services, tax services and all other services rendered for these periods are as follows:

	Year Ended December 31,
Description of Professional Service	2018	2017
Audit Fees(1)	$3,275,895	$3,207,001
Tax Fees(2)	52,000	62,000
Total	$3,327,895	$3,269,001
____________

(1)
These are fees and expenses for professional services performed and billed by D&T and include the audit of our annual financial statements, the review of financial statements included in our Quarterly Reports on Form 10-Q, and for services that are normally provided in connection with statutory or regulatory filings, consents and other SEC filings.

(2)	These are fees for professional services related to tax compliance, tax advice and tax planning.

Pre-Approval of Audit and Non-Audit Services

Core-Mark’s Audit Committee is responsible for appointing Core-Mark’s independent auditor and approving the terms of the independent auditor’s services. The Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services to be provided by the independent auditor, as described below, and must pre-approve any internal control related service, including any changes in the nature, scope or extent of such services.
Audit Services. Under the policy, the Audit Committee is to appoint Core-Mark’s independent auditor each year and pre-approve the engagement of the independent auditor for the audit services to be provided. In addition, the Audit Committee must pre-approve any additions or modifications to such audit services.
Non-Audit Services. In accordance with the policy, the Audit Committee must pre-approve non-audit services that may be performed by the independent auditor during the year. The Audit Committee has also delegated to the Chair of the Audit Committee the authority to approve additional non-audit services to be performed by the independent auditor.
All services performed by D&T in 2018 and 2017 were pre-approved by the Audit Committee pursuant to the foregoing pre-approval policy.

STOCKHOLDER PROPOSALS FOR 2020 ANNUAL MEETING

Requirements for Stockholder Proposals to be Considered for Inclusion in Core-Mark’s Proxy Materials

Any proposal that a stockholder wishes to submit for inclusion in Core-Mark’s proxy materials for the 2020 Annual Meeting of Stockholders pursuant to and in accordance with SEC Rule 14a-8 must be received by Core-Mark not later than December 9, 2019.

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting

Core-Mark’s bylaws (which are posted on the Company’s website) provide that any proposal that a stockholder wishes to propose for consideration at an annual meeting, but does not seek to include in Core-Mark’s Proxy Statement and related materials, must be received by the Company within a specified period prior to the annual meeting. Absent specific circumstances set forth in our bylaws, to be considered at the 2020 Annual Meeting, such proposal must be delivered to Core-Mark no earlier than January 21, 2020 and no later than February 20, 2020. In addition, any stockholder proposal to Core-Mark must set forth the information required by Core-Mark’s bylaws with respect to each matter the stockholder proposes to bring before the annual meeting. The proxy solicited by the Board of Directors for the 2020 Annual Meeting will confer discretionary authority to vote on proposals submitted outside of Rule 14a-8 that do not comply with this deadline.
Any stockholder proposals or notices submitted to Core-Mark in connection with the 2020 Annual Meeting should be addressed to: Director of Investor Relations, Core-Mark Holding Company, Inc., 395 Oyster Point Blvd., Suite 415, South San Francisco, California 94080. Effective on or before July 1, 2019, our corporate headquarters will be relocated to 1500 Solana Boulevard, Suite 3400, Westlake, Texas 76262, and stockholder proposals or notices after that date should be submitted to the Director of Investor Relations at our new corporate headquarters. Refer to the Contact page of our website at https://www.core-mark.com/distribution-centers for the current address of our corporate headquarters.

DIRECTIONS TO THE ANNUAL MEETING

Dallas/Fort Worth Marriott Solana
Building 3
1301 Solana Boulevard
Westlake, TX 76262

From Dallas/Fort Worth International Airport (“DFW”) (approximately 10 miles): Exit North Entrance. Take Highway 114 West. Exit at Solana Boulevard. Turn left onto Solana Boulevard. Turn left at top of hill at Plaza sign. Hotel is straight ahead.

From Dallas Love Field (“DAL”) (approximately 26 miles): Proceed southeast on Cedar Springs Road towards Aviation Place. Turn right onto W. Mockingbird Lane. Make slight right onto E. John W. Carpenter Freeway. Merge onto TX-183 West. Take TX-114 West. Exit at Solana Boulevard. Turn left onto Solana Boulevard. Turn left at top of hill at Plaza sign. Hotel is straight ahead.

From Fort Worth Meacham International Airport (“FTW”) (approximately 22 miles): Head southeast on American Concourse toward N. Main Street. Take the ramp onto I-820 E. Take exit 16B toward I-35W N/US-287 N/Denton. Continue onto 1-35W N/US-287 N. Keep left to stay on I-35W N. Take exit 65 toward TX-170 E. Turn right onto TX-170 E/Alliance Gateway Freeway. Turn left to merge onto TX-114. Take the Kirkwood Boulevard exit toward Solana Boulevard. Turn right onto Solana Boulevard. Turn left onto Village Circle.

ANNEX I

Reconciliation of Non-GAAP Measures to GAAP

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Unaudited and in millions)

	Year Ended December 31,
	2018	2017	% Change
Net income	$45.5	$33.5	35.8%
Interest expense, net	13.7	11.0
(Benefit) provision for income taxes	14.4	(5.1)
Depreciation and amortization	59.5	54.4
LIFO expense	25.2	21.5
Stock-based compensation expense	8.2	5.0
Foreign currency transaction gains, net	(1.8)	(1.8)
Pension termination settlement	—	17.2
Adjusted EBITDA (non-GAAP)	$164.7	$135.7	21.4%

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Unaudited and in millions)

	Year Ended December 31,
	2018	2017
Net cash provided by operating activities	$211.2	$93.6
Additions to property and equipment, net	(20.1)	(48.2)
Capitalization of software and related development costs	(2.0)	(4.4)
Free Cash Flow (non-GAAP)	$189.1	$41.0

ANNEX II

CORE-MARK HOLDING COMPANY, INC.
2019 LONG-TERM INCENTIVE PLAN
1.    Purpose.
The purpose of the Core-Mark Holding Company, Inc. 2019 Long-Term Incentive Plan is to further align the interests of eligible participants with those of the Company’s stockholders by providing incentive compensation opportunities tied to the performance of the Company and its Common Stock. The Plan is intended to advance the interests of the Company and increase stockholder value by attracting, retaining and motivating key personnel upon whose judgment, initiative and effort the successful conduct of the Company’s business is largely dependent.
2.    Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings set forth below:
“5% Exclusion” has the meaning set forth in Section 5.4 hereof.
“2010 Plan” has the meaning set forth in Section 4.1 hereof.
“Award” means an award of a Stock Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit, Cash Incentive Award or Stock Award granted under the Plan.
“Award Agreement” means a notice or an agreement entered into between the Company and a Participant setting forth the terms and conditions of an Award granted to a Participant as provided in Section 15.2 hereof.
“Beneficial Owner” has the meaning ascribed to such term in Rule 13d-3 under the Exchange Act.
“Board” means the Board of Directors of the Company.
“Business Combination” has the meaning set forth in Section 12.2(c) hereof.
“Cash Incentive Award” means an Award that is denominated by a cash amount to an Eligible Person under Section 10 hereof and payable based on or conditioned upon the attainment of business and/or individual performance goals over a specified performance period.
“Cause” has the meaning set forth in Section 13.2 hereof.
“Change of Control” has the meaning set forth in Section 12.2 hereof.
“Code” means the Internal Revenue Code of 1986, as amended.
“Committee” means (i) the Compensation Committee of the Board, (ii) such other committee of the Board appointed by the Board to administer the Plan or (iii) the Board, as determined by the Board.
“Common Stock” means the Company’s common stock, par value $0.01 per share.
“Company” means Core-Mark Holding Company, Inc., a Delaware corporation or any successor thereto.
“Date of Grant” means the date on which an Award under the Plan is granted by the Committee or such later date as the Committee may specify to be the effective date of an Award.
“Disability” has the meaning set forth under the Company’s long-term disability plan.
“Effective Date” has the meaning set forth in Section 16.1 hereof.
“Eligible Person” means any person who is an officer, employee, Non-Employee Director, or any natural person who is a consultant or advisor of the Company or any of its Subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.
“Fair Market Value” means, as applied to a specific date, the price of a share of Common Stock that is based on the opening, closing, actual, high, low or average selling prices of a share of Common Stock reported on any established stock exchange or national market system including without limitation the New York Stock Exchange and the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion. Unless the Committee determines otherwise or unless otherwise specified in an Award Agreement, Fair Market Value shall be deemed to be equal to the closing price of a share of Common Stock on the most recent date on which shares of Common Stock were publicly traded. Notwithstanding the foregoing, if the Common Stock is not traded on any established stock exchange or national market system, the Fair Market Value means the price of a share of Common Stock as established by the Committee acting in good faith based on a reasonable valuation method that is consistent with the requirements of Section 409A of the Code and the regulations thereunder.
“Incentive Stock Option” means a Stock Option granted under Section 6 hereof that is intended to meet the requirements of Section 422 of the Code and the regulations thereunder.
“Incumbent Directors” has the meaning set forth in Section 12.2(b) hereof.
“Non-Employee Director” means a member of the Board who is not an employee of the Company or any of its Subsidiaries.
“Nonqualified Stock Option” means a Stock Option granted under Section 6 hereof that is not an Incentive Stock Option.
“Outstanding Company Voting Securities” has the meaning set forth in Section 12.2(a) hereof.
“Participant” means any Eligible Person who holds an outstanding Award under the Plan.
“Plan” means the Core-Mark Holding Company, Inc. 2019 Long-Term Incentive Plan as set forth herein, effective as of the Effective Date and as may be amended from time to time, as provided herein, and includes any sub-plan or appendix that may be created and approved by the Board to allow Eligible Persons of Subsidiaries to participate in the Plan.
“Policy” has the meaning set forth in Section 13.3(b) hereof.
“Restricted Stock Award” means a grant of shares of Common Stock to an Eligible Person under Section 8 hereof that are issued subject to such vesting and transfer restrictions as the Committee shall determine, and such other conditions, as are set forth in the Plan and the applicable Award Agreement.
“Restricted Stock Unit” means a contractual right granted to an Eligible Person under Section 9 hereof representing notional unit interests equal in value to a share of Common Stock to be paid or distributed at such times, and subject to such conditions, as set forth in the Plan and the applicable Award Agreement.
“Retirement Plan” has the meaning set forth in Section 15.3 hereof.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.
“Service” means a Participant’s employment with the Company or any Subsidiary or a Participant’s service as a Non-Employee Director, consultant or other service provider with the Company or any Subsidiary, as applicable.
“Share Reserve” has the meaning set forth in Section 4.1 hereof.
“Stock Appreciation Right” means a contractual right granted to an Eligible Person under Section 7 hereof entitling such Eligible Person to receive a payment, representing the excess of the Fair Market Value of a share of Common Stock over the base price per share of the right, at such time, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

“Stock Awards” means a grant of shares of Common Stock to an Eligible Person under Section 11 hereof.
“Stock Option” means a contractual right granted to an Eligible Person under Section 6 hereof to purchase shares of Common Stock at such time and price, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.
“Subsidiary” means an entity (whether or not a corporation) that is wholly or majority owned or controlled, directly or indirectly, by the Company or any other affiliate of the Company that is so designated, from time to time, by the Committee, during the period of such affiliated status; provided, however, that with respect to Incentive Stock Options, the term “Subsidiary” shall include only an entity that qualifies under Section 424(f) of the Code as a “subsidiary corporation” with respect to the Company.
“Successor Entity” has the meaning set forth in Section 12.2(c) hereof.
“Treasury Regulations” means regulations promulgated by the United States Treasury Department.
3.    Administration.
3.1    Committee Members. The Plan shall be administered by a Committee comprised of no fewer than two members of the Board who are appointed by the Board to administer the Plan. To the extent deemed necessary by the Board, each Committee member shall satisfy the requirements for (i) an “independent director” under rules adopted by the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System or other principal exchange on which the Common Stock is then listed and (ii) a “nonemployee director” within the meaning of Rule 16b-3 under the Exchange Act. Notwithstanding the foregoing, the mere fact that a Committee member shall fail to qualify under any of the foregoing requirements shall not invalidate any Award made by the Committee which Award is otherwise validly made under the Plan. Neither the Company nor any member of the Committee shall be liable for any action or determination made in good faith by the Committee with respect to the Plan or any Award thereunder.
3.2    Committee Authority. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (i) determine the Eligible Persons to whom Awards shall be granted under the Plan, (ii) prescribe the restrictions, terms and conditions of all Awards, (iii) interpret the Plan and terms of the Awards, (iv) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and interpret, amend or revoke any such rules, (v) make all determinations with respect to a Participant’s Service and the termination of such Service for purposes of any Award, (vi) correct any defect(s) or omission(s) or reconcile any ambiguity(ies) or inconsistency(ies) in the Plan or any Award thereunder, (vii) make all determinations it deems advisable for the administration of the Plan, (viii) decide all disputes arising in connection with the Plan and to otherwise supervise the administration of the Plan, (ix) subject to the terms of the Plan, amend the terms of an Award in any manner that is not inconsistent with the Plan, (x) accelerate the vesting or, to the extent applicable, exercisability of any Award at any time (including, but not limited to, upon a Change of Control or upon termination of Service under certain circumstances, as set forth in the Award Agreement or otherwise), and (xi) adopt such procedures, modifications or subplans as are necessary or appropriate to permit participation in the Plan by Eligible Persons who are foreign nationals or employed outside of the United States. The Committee’s determinations under the Plan need not be uniform and may be made by the Committee selectively among Participants and Eligible Persons, whether or not such persons are similarly situated. The Committee shall, in its discretion, consider such factors as it deems relevant in making its interpretations, determinations and actions under the Plan including, without limitation, the recommendations or advice of any officer or employee of the Company or board of directors of a Subsidiary or such attorneys, consultants, accountants or other advisors as it may select. All interpretations, determinations, and actions by the Committee shall be final, conclusive, and binding upon all parties.
3.3    Delegation of Authority. The Committee shall have the right, from time to time, to delegate in writing to one or more officers of the Company the authority of the Committee to grant and determine the terms and conditions of Awards granted under the Plan, subject to the requirements of Section 157(c) of the Delaware General Corporation Law (or any successor provision) or such other limitations as the Committee shall determine. In no event shall any such delegation of authority be permitted with respect to Awards granted to any member of the Board or to any Eligible Person who is subject to Rule 16b-3 under the Exchange Act. The Committee shall also be permitted to delegate, to any appropriate officer or employee of the Company, responsibility for performing certain ministerial functions under the Plan. In the event that the Committee’s authority is delegated to officers or employees in accordance with the foregoing, all provisions of the Plan relating to the Committee shall be interpreted in a manner consistent with the foregoing by treating any such reference as a reference to such officer or employee for such purpose. Any action undertaken in accordance with the Committee’s delegation of authority hereunder shall have the same force and effect as if such action was undertaken directly by the Committee and shall be deemed for all purposes of the Plan to have been taken by the Committee.
4.    Shares Subject to the Plan.
4.1    Number of Shares Reserved.  Subject to adjustment as provided in Section 4.4 hereof, the total number of shares of Common Stock that are reserved for issuance under the Plan (the “Share Reserve”) shall equal 2,150,000, with the total number of shares of Common Stock available for issuance as Incentive Stock Options equal to 2,150,000, plus 1,923,862 shares of Common Stock authorized for issuance but not yet issued under the Core-Mark Holding Company, Inc. 2010 Long-Term Incentive Plan (the “2010 Plan”) and 713,097 shares of Common Stock subject to outstanding awards under the 2010 Plan that would have been available to be re-granted, including shares subject to cancelled or forfeited awards, under the terms of the 2010 Plan, with the maximum number of shares of Common Stock to be added to the Plan pursuant to the 2010 Plan equal to 2,636,959. Each share of Common Stock subject to an Award shall reduce the Share Reserve by one share; provided, however, that Awards that are required to be paid in cash pursuant to their terms shall not reduce the Share Reserve. Any shares of Common Stock delivered under the Plan shall consist of authorized and unissued shares or treasury shares.
4.2    Share Replenishment. To the extent that an Award granted under this Plan is canceled, expired, forfeited, surrendered, settled by delivery of fewer shares of Common Stock than the number underlying the Award, as applicable, or otherwise terminated without delivery of the shares of Common Stock or payment of consideration to the Participant under the Plan, the shares of Common Stock retained by or returned to the Company will (i) not be deemed to have been delivered under the Plan, as applicable, (ii) be available for future Awards under the Plan, and (iii) increase the Share Reserve by one share for each share that is retained by or returned to the Company.
4.3    Awards Granted to Non-Employee Directors. No Non-Employee Director may be granted, during any calendar year, Awards having a fair value (determined on the date of grant) that, when added to all cash compensation paid to the Non-Employee Director during the same calendar year, exceeds $750,000.
4.4    Adjustments. If there shall occur any change with respect to the outstanding shares of Common Stock by reason of any recapitalization, reclassification, stock dividend, extraordinary dividend, stock split, reverse stock split or other distribution with respect to the shares of Common Stock or any merger, reorganization, consolidation, combination, spin-off or other similar corporate change or any other change affecting the Common Stock (other than regular cash dividends to stockholders of the Company), the Committee shall, in the manner and to the extent it considers appropriate and equitable to the Participants and consistent with the terms of the Plan, cause an adjustment to be made to (i) the maximum number and kind of shares of Common Stock provided in Sections 4.1 and 4.3 hereof, (ii) the number and kind of shares of Common Stock, units or other rights subject to then outstanding Awards, (iii) the exercise, base or purchase price for each share or unit or other right subject to then outstanding Awards, (iv) other value determinations applicable to the Plan and/or outstanding Awards, and/or (v) any other terms of an Award that are affected by the event. Notwithstanding the foregoing, (a) any such adjustments shall, to the extent necessary, be made in a manner consistent with the requirements of Section 409A of the Code and (b) in the case of Incentive Stock Options, any such adjustments shall, to the extent practicable, be made in a manner consistent with the requirements of Section 424(a) of the Code, unless otherwise determined by the Committee.
5.    Eligibility and Awards.
5.1    Designation of Participants. Any Eligible Person may be selected by the Committee to receive an Award and become a Participant. The Committee has the authority, in its discretion, to determine and designate from time to time those Eligible Persons who are to be granted Awards, the types of Awards to be granted, the number of shares of Common Stock or units subject to Awards to be granted and the terms and conditions of such Awards consistent with the terms of the Plan. In selecting Eligible Persons to be Participants, and in determining the type and amount of Awards to be granted under the Plan, the Committee shall consider any and all factors that it deems relevant or appropriate. Designation of a Participant in any year shall not require the Committee to designate such person to receive an Award in any other year or, once designated, to receive the same type or amount of Award as granted to such Participant in any other year.
5.2    Determination of Awards. The Committee shall determine the terms and conditions of all Awards granted to Participants in accordance with its authority under Section 3.2 hereof. An Award may consist of one type of right or benefit hereunder or of two or more such rights or benefits granted in tandem.
5.3    Award Agreements. Each Award granted to an Eligible Person shall be represented by an Award Agreement. The terms of all Awards under the Plan, as determined by the Committee, will be set forth in each individual Award Agreements as described in Section 15.2 hereof.

5.4    Minimum Vesting Requirement. Awards granted under the Plan shall vest no earlier than the one (1) year anniversary of the Award’s date of grant; provided, that, Awards that result in the issuance of up to five percent (5%) of the Share Reserve may be granted to Participants without regard to such minimum vesting requirement (the “5% Exclusion”). Notwithstanding the foregoing, for any Awards granted to Non-Employee Directors at an annual stockholder meeting of the Company that shall vest as of the subsequent annual stockholder meeting of the Company, such vesting period shall constitute one (1) year for purposes of this Section 5.4; provided, that, such annual stockholder meetings are no less than fifty (50) weeks apart.
6.    Stock Options.
6.1    Grant of Stock Options. A Stock Option may be granted to any Eligible Person selected by the Committee, except that an Incentive Stock Option may only be granted to an Eligible Person satisfying the conditions of Section 6.7(a) hereof. Each Stock Option shall be designated on the Date of Grant, in the discretion of the Committee, as an Incentive Stock Option or as a Nonqualified Stock Option. All Stock Options granted under the Plan are intended to comply with or be exempt from the requirements of Section 409A of the Code, to the extent applicable.
6.2    Exercise Price. The exercise price per share of a Stock Option shall not be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the Date of Grant. The Committee may in its discretion specify an exercise price per share that is higher than the Fair Market Value of a share of Common Stock on the Date of Grant.
6.3    Vesting of Stock Options. The Committee shall, in its discretion, prescribe in an award agreement the time or times at which or the conditions upon which, a Stock Option or portion thereof shall become vested and/or exercisable. The requirements for vesting and exercisability of a Stock Option may be based on the continued Service of the Participant with the Company or a Subsidiary for a specified time period (or periods), on the attainment of a specified performance goal(s) and/or on such other terms and conditions as approved by the Committee in its discretion. If the vesting requirements of a Stock Option are not satisfied, the Award shall be forfeited. Notwithstanding the foregoing, vesting of Stock Options shall be subject to the minimum vesting requirements set forth in Section 5.4 hereof.
6.4    Term of Stock Options. The Committee shall in its discretion prescribe in an Award Agreement the period during which a vested Stock Option may be exercised; provided, however, that the maximum term of a Stock Option shall be ten (10) years from the Date of Grant. The Committee may provide that a Stock Option will cease to be exercisable upon or at the end of a specified time period following a termination of Service for any reason as set forth in the Award Agreement or otherwise. A Stock Option may be earlier terminated as specified by the Committee and set forth in an Award Agreement upon or following the termination of a Participant’s Service with the Company or any Subsidiary, including by reason of voluntary resignation, death, Disability, termination for Cause or any other reason. Subject to Section 409A of the Code and the provisions of this Section 6, the Committee may extend at any time the period in which a Stock Option may be exercised.
6.5    Stock Option Exercise; Tax Withholding. Stock Options may be granted on a basis that allows for the exercise of the right by the Participant, or that requires the Stock Options to be exercised or surrendered for payment of the right upon a specified date or event. Subject to such terms and conditions as specified in an Award Agreement (including applicable vesting requirements), a Stock Option may be exercised in whole or in part at any time during the term thereof by notice in the form required by the Company, together with payment of the aggregate exercise price and applicable withholding tax. Payment of the exercise price may be made: (i) in cash or by cash equivalent acceptable to the Committee, or, (ii) to the extent permitted by the Committee in its sole discretion in an Award Agreement or otherwise (A) in shares of Common Stock valued at the Fair Market Value of such shares on the date of exercise, (B) through an open-market, broker-assisted sales transaction pursuant to which the Company is promptly delivered the amount of proceeds necessary to satisfy the exercise price, (C) by reducing the number of shares of Common Stock otherwise deliverable upon the exercise of the Stock Option by the number of shares of Common Stock having a Fair Market Value on the date of exercise equal to the exercise price, (D) by a combination of the methods described above or (E) by such other method as may be approved by the Committee and set forth in the Award Agreement. In accordance with Section 15.11 hereof, and in addition to and at the time of payment of the exercise price, the Participant shall pay to the Company the full amount of any and all applicable income tax, employment tax and other amounts required to be withheld in connection with such exercise, payable under such of the methods described above for the payment of the exercise price as may be approved by the Committee and set forth in the Award Agreement.
6.6    Limited Transferability of Nonqualified Stock Options. All Stock Options shall be nontransferable except (i) upon the Participant's death, in accordance with Section 15.3 hereof or (ii) in the case of Nonqualified Stock Options only, for the transfer of all or part of the Stock Option to a Participant’s “family member” (as defined for purposes of the Form S-8 registration statement under the Securities Act), or as otherwise permitted by the Committee, in each case as may be approved by the Committee in its discretion at the time of proposed transfer; provided, that, in no event shall Stock Options be transferable to third party financial institutions. The transfer of a Nonqualified Stock Option may be subject to such terms and conditions as the Committee may in its discretion impose from time to time. Subsequent transfers of a Nonqualified Stock Option shall be prohibited other than in accordance with Section 15.3 hereof.
6.7    Additional Rules for Incentive Stock Options.
(a)    Eligibility. An Incentive Stock Option may only be granted to an Eligible Person who is considered an employee for purposes of Treasury Regulation Section 1.421-1(h) with respect to the Company or any Subsidiary that qualifies as a “subsidiary corporation” with respect to the Company for purposes of Section 424(f) of the Code.
(b)    Annual Limits. No Incentive Stock Option shall be granted to a Participant as a result of which the aggregate Fair Market Value (determined as of the Date of Grant) of the Common Stock with respect to which incentive stock options under Section 422 of the Code are exercisable for the first time in any calendar year under the Plan and any other stock option plans of the Company or any Subsidiary or parent corporation, would exceed $100,000, determined in accordance with Section 422(d) of the Code. This limitation shall be applied by taking Stock Options into account in the order in which granted. Any Stock Option grant that exceeds such limit shall be treated as a Nonqualified Stock Option.
(c)    Additional Limitations. In the case of any Incentive Stock Option granted to an Eligible Person who owns, either directly or indirectly (taking into account the attribution rules contained in Section 424(d) of the Code), stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Subsidiary, the exercise price shall not be less than one hundred ten percent (110%) of the Fair Market Value of a share of Common Stock on the Date of Grant and the maximum term shall be five (5) years.
(d)    Termination of Service. An Award of an Incentive Stock Option may provide that such Stock Option may be exercised not later than (i) three (3) months following termination of Service of the Participant with the Company and all Subsidiaries (other than as set forth in clause (ii) of this Section 6.7(d)) or (ii) one year following termination of Service of the Participant with the Company and all Subsidiaries due to death or permanent and total disability within the meaning of Section 22(e)(3) of the Code, in each case as and to the extent determined by the Committee to comply with the requirements of Section 422 of the Code.
(e)    Other Terms and Conditions; Nontransferability. Any Incentive Stock Option granted hereunder shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as are deemed necessary or desirable by the Committee, which terms, together with the terms of the Plan, shall be intended and interpreted to cause such Incentive Stock Option to qualify as an “incentive stock option” under Section 422 of the Code. A Stock Option that is granted as an Incentive Stock Option shall, to the extent it fails to qualify as an “incentive stock option” under the Code, be treated as a Nonqualified Stock Option. An Incentive Stock Option shall by its terms be nontransferable other than by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of a Participant only by such Participant.
(f)    Disqualifying Dispositions. If shares of Common Stock acquired by exercise of an Incentive Stock Option are disposed of within two years following the Date of Grant or one year following the transfer of such shares to the Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Company may reasonably require.
6.8    Repricing Prohibited. Subject to the anti-dilution adjustment provisions contained in Section 4.4 hereof, without the prior approval of the Company’s stockholders, neither the Committee nor the Board shall cancel a Stock Option when the exercise price per share exceeds the Fair Market Value of one share of Common Stock in exchange for cash or another Award (other than in connection with a Change of Control) or cause the cancellation, substitution or amendment of a Stock Option that would have the effect of reducing the exercise price of such a Stock Option previously granted under the Plan or otherwise approve any modification to such a Stock Option, that would be treated as a “repricing” under the then applicable rules, regulations or listing requirements adopted by the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System or other principal exchange on which the Common Stock is then listed.
6.9    Dividend Equivalent Rights. Dividends shall not be paid with respect to Stock Options.
6.10    No Rights as Stockholder. The Participant shall not have any rights as a stockholder with respect to the shares underlying a Stock Option until such time as shares or Common Stock are delivered to the Participant pursuant to the terms of the Award Agreement.

7.    Stock Appreciation Rights.
7.1    Grant of Stock Appreciation Rights. Stock Appreciation Rights may be granted to any Eligible Person selected by the Committee. Stock Appreciation Rights may be granted on a basis that allows for the exercise of the right by the Participant, or that provides for the automatic exercise or payment of the right upon a specified date or event. Stock Appreciation Rights shall be non-transferable, except as provided in Section 15.3 hereof. All Stock Appreciation Rights granted under the Plan are intended to comply with or otherwise be exempt from the requirements of Section 409A of the Code, to the extent applicable. Notwithstanding the foregoing, vesting of Stock Appreciation Rights shall be subject to the minimum vesting requirements set forth in Section 5.4 hereof.
7.2    Payment of Stock Appreciation Rights. A Stock Appreciation Right will entitle the holder, upon exercise or other payment of the Stock Appreciation Right, as applicable, to receive an amount determined by multiplying: (i) the excess of the Fair Market Value of a share of Common Stock on the date of exercise or payment of the Stock Appreciation Right over the base price of such Stock Appreciation Right, by (ii) the number of shares as to which such Stock Appreciation Right is exercised or paid. Payment of the amount determined under the foregoing may be made, as approved by the Committee and set forth in the Award Agreement, in shares of Common Stock valued at their Fair Market Value on the date of exercise or payment, in cash or in a combination of shares of Common Stock and cash, subject to applicable tax withholding requirements.
7.3    Repricing Prohibited. Subject to the anti-dilution adjustment provisions contained in Section 4.4 hereof, without the prior approval of the Company’s stockholders, neither the Committee nor the Board shall cancel a Stock Appreciation Right when the base price per share exceeds the Fair Market Value of one share of Common Stock in exchange for cash or another Award (other than in connection with a Change of Control) or cause the cancellation, substitution or amendment of a Stock Appreciation Right that would have the effect of reducing the base price of such a Stock Appreciation Right previously granted under the Plan or otherwise approve any modification to such Stock Appreciation Right that would be treated as a “repricing” under the then applicable rules, regulations or listing requirements adopted by the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System or other principal exchange on which the Common Stock is then listed.
7.4    Dividend Equivalent Rights. Dividends shall not be paid with respect to Stock Appreciation Rights.
8.    Restricted Stock Awards.
8.1    Grant of Restricted Stock Awards. A Restricted Stock Award may be granted to any Eligible Person selected by the Committee. The Committee may require the payment by the Participant of a specified purchase price in connection with any Restricted Stock Award.
8.2    Vesting Requirements. The Committee shall, in its discretion, determine any lapse of restrictions with respect to a Restricted Stock Award, which shall be set forth in the Award Agreement. The requirements for vesting of a Restricted Stock Award may be based on the continued Service of the Participant with the Company or a Subsidiary for a specified time period (or periods), on the attainment of a specified performance goal(s) and/or on such other terms and conditions as approved by the Committee in its discretion. If the vesting requirements of a Restricted Stock Award are not satisfied, the Award shall be forfeited and the shares of Common Stock subject to the Award shall be returned to the Company. Notwithstanding the foregoing, vesting of a Restricted Stock Award shall be subject to the minimum vesting requirements set forth in Section 5.4 hereof.
8.3    Transfer Restrictions. Shares granted under any Restricted Stock Award may not be transferred, assigned or subject to any encumbrance, pledge or charge until all applicable restrictions are removed or have expired, except as provided in Section 15.3 hereof. Failure to satisfy any applicable restrictions shall result in the subject shares of the Restricted Stock Award being forfeited and returned to the Company. The Committee may require in an Award Agreement that certificates (if any) representing the shares granted under a Restricted Stock Award bear a legend making appropriate reference to the restrictions imposed, and that certificates (if any) representing the shares granted or sold under a Restricted Stock Award will remain in the physical custody of an escrow holder until all restrictions are removed or have expired.
8.4    Rights as Stockholder. Subject to the foregoing provisions of this Section 8 and the applicable Award Agreement, the Participant shall have all rights of a stockholder with respect to the shares granted to the Participant under a Restricted Stock Award, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto, unless the Committee determines otherwise at the time the Restricted Stock Award is granted. Dividends and other distributions made with respect to a Restricted Stock Award shall not be paid until, and only to the extent that the Award vests.
8.5    Section 83(b) Election. If a Participant makes an election pursuant to Section 83(b) of the Code with respect to a Restricted Stock Award, the Participant shall file, within thirty (30) days following the Date of Grant, a copy of such election with the Company and with the Internal Revenue Service, in accordance with the regulations under Section 83 of the Code. The Committee may provide in an Award Agreement that the Restricted Stock Award is conditioned upon the Participant’s making or refraining from making an election with respect to the Award under Section 83(b) of the Code.
9.    Restricted Stock Units.
9.1    Grant of Restricted Stock Units. A Restricted Stock Unit may be granted to any Eligible Person selected by the Committee. The value of each Restricted Stock Unit is equal to the Fair Market Value of a share of Common Stock on the applicable date or time period of determination, as specified by the Committee. Restricted Stock Units shall be subject to such restrictions and conditions as the Committee shall determine. Restricted Stock Units shall be non-transferable, except as provided in Section 15.3 hereof.
9.2    Vesting of Restricted Stock Units. The Committee shall, in its discretion, determine any vesting requirements with respect to Restricted Stock Units, which shall be set forth in the Award Agreement. The requirements for vesting of a Restricted Stock Unit may be based on the continued Service of the Participant with the Company or a Subsidiary for a specified time period (or periods), on the attainment of a specified performance goal(s) and/or on such other terms and conditions as approved by the Committee in its discretion. If the vesting requirements of a Restricted Stock Unit Award are not satisfied, the Award shall be forfeited. Notwithstanding the foregoing, vesting of Restricted Stock Units shall be subject to the minimum vesting requirements set forth in Section 5.4 hereof.
9.3    Payment of Restricted Stock Units. Restricted Stock Units shall become payable to a Participant at the time or times determined by the Committee and set forth in the Award Agreement, which may be upon or following the vesting of the Award. Payment of a Restricted Stock Unit may be made, as approved by the Committee and set forth in the Award Agreement, in cash or in shares of Common Stock or in a combination thereof, subject to applicable tax withholding requirements. Any cash payment of a Restricted Stock Unit shall be made based upon the Fair Market Value of a share of Common Stock, determined on such date or over such time period as determined by the Committee.
9.4    Dividend Equivalent Rights. Restricted Stock Units may be granted together with a dividend equivalent right with respect to the shares of Common Stock subject to the Award, which may be accumulated and may be satisfied in additional Restricted Stock Units that are subject to the same terms and conditions of the applicable Restricted Stock Units or may be accumulated in cash, as determined by the Committee in its discretion. Any dividend equivalent rights accumulated with respect to a Restricted Stock Unit shall not be paid until, and only to the extent that, the Award vests. Dividend equivalent rights may be subject to forfeiture under the same conditions as apply to the underlying Restricted Stock Units.
9.5    No Rights as Stockholder. The Participant shall not have any rights as a stockholder with respect to the shares subject to a Restricted Stock Unit until such time as shares of Common Stock are delivered to the Participant pursuant to the terms of the Award Agreement.
10.    Cash Incentive Awards.
10.1    Grant of Cash Incentive Awards. A Cash Incentive Award may be granted to any Eligible Person selected by the Committee. A Cash Incentive Award may be evidenced by an Award Agreement specifying the performance period and such other terms and conditions as the Committee, in its discretion, shall determine. The Committee may accelerate the vesting of a Cash Incentive Award upon a Change of Control or termination of Service under certain circumstances, as determined by the Committee. Cash Incentive Awards shall be non-transferable, except as provided in Section 15.3 hereof.
10.2    Payment. Payment amounts may be based on the attainment of specified levels of the performance goals, including, if applicable, specified threshold, target and maximum performance levels, and performance falling between such levels. The requirements for payment may be also based upon the continued Service of the Participant with the Company or a Subsidiary during the respective performance period and on such other conditions as determined by the Committee. The Committee shall determine the attainment of the performance goals, the level of vesting or amount of payment to the Participant pursuant to Cash Incentive Awards, if any. Notwithstanding the foregoing, Cash Incentive Awards may be paid, at the discretion of the Committee, in any combination of cash or shares of Common Stock, based upon the Fair Market Value of such shares at the time of payment.
10.3    Adjustments. The Committee may provide for the performance goals or the manner in which performance will be measured against the performance goals to be adjusted in such objective manner as it deems appropriate, including, without limitation, adjustments to reflect charges for restructurings, non-operating income, the impact of corporate transactions or discontinued operations, events that are unusual in nature or infrequent in occurrence and other non-recurring items, currency fluctuations, litigation or claim judgements, settlements, and the cumulative effects of accounting or tax law changes. In addition, with respect to a Participant hired or promoted following the beginning of a performance period, the Committee may determine to prorate the performance goals and/or the amount of any payment in respect of such Participant’s Cash Incentive Awards for the partial performance period.
11.    Stock Awards.
11.1    Grant of Stock Awards. A Stock Award may be granted to any Eligible Person selected by the Committee. A Stock Award may be granted for past Services, in lieu of bonus or other cash compensation, as directors’ compensation or for any other valid purpose as determined by the Committee. The Committee shall determine the terms and conditions of such Awards. In addition, the Committee may, in connection with any Stock Award, require the payment of a specified purchase price.
11.2    Rights as Stockholder. Subject to the foregoing provisions of this Section 11 and the applicable Award Agreement, upon the issuance of shares of Common Stock under a Stock Award the Participant shall have all rights of a stockholder with respect to the shares of Common Stock, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto; provided, however, dividends and other distributions made with respect to a Stock Award shall not be paid until, and only to the extent, that the Stock Award is vested or vests. Notwithstanding the foregoing, grants of Stock Awards shall be counted against the 5% Exclusion set forth in Section 5.4 hereof.
12.    Change of Control.
12.1    Effect on Awards. Upon the occurrence of a Change of Control, unless otherwise provided in the Award Agreement, the Committee is authorized (but not obligated) to make adjustments in the terms and conditions of outstanding Awards, including without limitation the following (or any combination thereof): (a) continuation or assumption of such outstanding Awards under the Plan by the Company (if it is the surviving company or corporation) or by the surviving company or corporation or its parent (with such continuation or assumption including conversion into the right to receive securities, cash or a combination of both); (b) substitution by the surviving company or corporation or its parent of awards (with such substitution including conversion into the right to receive securities, cash or a combination of both), with substantially the same terms for outstanding Awards (with appropriate adjustments to the type of consideration payable upon settlement of the Awards); (c) acceleration of exercisability, vesting and/or payment under outstanding Awards immediately prior to the occurrence of such event or upon a termination of Service following such event; (d) upon written notice, provide that any outstanding Stock Options and Stock Appreciation Rights are exercisable during a reasonable period of time immediately prior to the scheduled consummation of the event or such other reasonable period as determined by the Committee (contingent upon the consummation of the event), and at the end of such period, such Stock Options and Stock Appreciation Rights shall terminate to the extent not so exercised within the relevant period; and (e) cancel all or any portion of outstanding Awards for fair value (in the form of cash, shares of Common Stock, other property or any combination thereof) as determined in the sole discretion of the Committee; provided, however, that, in the case of Stock Options and Stock Appreciation Rights, the fair value may equal the excess, if any, of the value or amount of the consideration to be paid in the Change of Control transaction to holders of shares of Common Stock (or, if no such consideration is paid, Fair Market Value of the shares of Common Stock) over the aggregate exercise or base price, as applicable, with respect to such Awards or portion thereof being canceled, or if no such excess, zero.
12.2    Definition of Change of Control. Unless otherwise defined in an Award Agreement, “Change of Control” shall mean the occurrence of one or more of the following events:
(a)    Any person, within the meaning of Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof (“Person”), becomes the Beneficial Owner, directly or indirectly, of more than fifty percent (50%) of the combined voting power, or any person that is the Beneficial Owner, directly or indirectly, of more than fifty percent (50%) of the combined voting power on the Effective Date, of the then outstanding voting securities of the Company entitled to vote generally in the election of its directors (the “Outstanding Company Voting Securities”) including by way of merger, consolidation or otherwise; provided, however, that for purposes of this definition, the following acquisitions shall not be taken into account in determining whether a Change of Control has occurred: (i) any acquisition of voting securities of the Company directly from the Company or (ii) any acquisition by the Company or any of its Subsidiaries of Outstanding Company Voting Securities, including an acquisition by any employee benefit plan or related trust sponsored or maintained by the Company, or any of its Subsidiaries.
(b)    The following individuals (the “Incumbent Directors”) cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent or proxy solicitation, relating to the election of directors of the Company by or on behalf of a Person other than the Board) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended.
(c)    Consummation of a reorganization, merger, or consolidation to which the Company is a party or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, following such Business Combination: (i) any individuals and entities that were the Beneficial Owners of Outstanding Company Voting Securities immediately prior to such Business Combination are the Beneficial Owners, directly or indirectly, of more than fifty percent (50%) of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors (or election of members of a comparable governing body) of the entity resulting from the Business Combination (including, without limitation, an entity which as a result of such transaction owns all or substantially all of the Company or all or substantially all of the Company’s assets either directly or through one or more Subsidiaries) (the “Successor Entity”) in substantially the same proportions as their ownership immediately prior to such Business Combination; (ii) no Person (excluding any Successor Entity, any Excluded Person, any person that is the Beneficial Owner, directly or indirectly, of more than thirty percent (30%) of the combined voting power on the Effective Date or any employee benefit plan or related trust of the Company, such Successor Entity, or any of their Subsidiaries) is the Beneficial Owner, directly or indirectly, of more than thirty percent (30%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or comparable governing body) of the Successor Entity, except to the extent that such ownership existed prior to the Business Combination; and (iii) at least a majority of the members of the board of directors (or comparable governing body) of the Successor Entity were Incumbent Directors (including persons deemed to be Incumbent Directors) at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination.
Notwithstanding the foregoing, to the extent necessary to comply with Section 409A of the Code with respect to the payment of “nonqualified deferred compensation,” “Change of Control” shall be limited to a “change in control event” as defined under Section 409A of the Code.
13.    Forfeiture Events.
13.1    General. The Committee may specify in an Award Agreement at the time of the Award that the Participant’s rights, payments and benefits with respect to an Award are subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, without limitation, termination of Service for Cause, violation of material Company policies, breach of noncompetition, non-solicitation, confidentiality or other restrictive covenants that may apply to the Participant or other conduct by the Participant that is detrimental to the business or reputation of the Company.
13.2    Termination for Cause.
(a)    Treatment of Awards. Unless otherwise provided by the Committee and set forth in an Award Agreement, if (i) a Participant’s Service with the Company or any Subsidiary shall be terminated for Cause or (ii) after termination of Service for any other reason, the Committee determines in its discretion either that, (1) during the Participant’s period of Service, the Participant engaged in an act which would have warranted termination of Service for Cause or (2) after termination, the Participant engaged in conduct that violated any continuing obligation or duty of the Participant in respect of the Company or any Subsidiary, such Participant’s rights, payments and benefits with respect to an Award shall be subject to cancellation, forfeiture and/or recoupment, as provided in Section 13.3 below. The Company shall have the power to determine whether the Participant has been terminated for Cause, the date upon which such termination for Cause occurs, whether the Participant engaged an act which would have warranted termination of Service for Cause or engaged in conduct that violated any continuing obligation or duty of the Participant in respect of the Company or any Subsidiary. Any such determination shall be final, conclusive and binding upon all Persons. In addition, if the Company shall reasonably determine that a Participant has committed or may have committed any act which could constitute the basis for a termination of such Participant’s Service for Cause or violates any continuing obligation or duty of the Participant in respect of the Company or any Subsidiary, the Company may suspend the Participant’s rights to exercise any Stock Option or Stock Appreciation Right, receive any payment or vest in any right with respect to any Award pending a determination by the Company of whether an act or omission could constitute the basis for a termination for Cause as provided in this Section 13.2.
(b)    Definition of Cause. Unless otherwise defined in an Award Agreement, “Cause” shall mean: (i) the Participant has committed a deliberate act against the interests of the Company including, without limitation: an act of fraud, embezzlement, misappropriation or breach of fiduciary duty against the Company, including, but not limited to, the offer, payment, solicitation or acceptance of any unlawful bribe or kickback with respect to the Company’s business; (ii) the commission by a Participant of, or the plea of nolo contendere by such Participant with respect to, a felony or a crime involving moral turpitude;

(iii) the Participant has failed to perform or neglected the material duties incident to his employment or other engagement with the Company on a regular basis, and such refusal or failure shall have continued for a period of twenty (20) days after written notice to the Participant specifying such refusal or failure in reasonable detail; (iv) the Participant has been chronically absent from work (excluding vacations, illnesses, Disability or leaves of absence approved by the Board); (v) the Participant has refused, after explicit written notice, to obey any lawful resolution of or direction by the Board which is consistent with the duties incident to his employment or other engagement with the Company and such refusal continues for more than twenty (20) days after written notice is given to the Participant specifying such refusal in reasonable detail; (vi) the Participant has breached any of the material terms contained in any employment agreement, non-competition agreement, confidentiality agreement, restrictive covenants agreement or similar type of agreement to which such Participant is a party; (vii) the Participant’s misappropriation of the Company’s or any of its Subsidiary’s assets or business opportunities; (viii) the Participant has engaged in (x) the unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or (y) habitual drunkenness on the Company’s premises; or (ix) the Participant’s breach of any material Company policy.
Any voluntary termination of Service by the Participant in anticipation of an involuntary termination of the Participant’s Service for Cause shall be deemed to be a termination for “Cause.” Notwithstanding the foregoing, in the event that a Participant is party to an employment, severance or similar agreement with the Company or any of its affiliates and such agreement contains a definition of “Cause,” the definition of “Cause” set forth above shall be deemed replaced and superseded, with respect to such Participant, by the definition of “Cause” used in such employment, severance or similar agreement.
13.3    Right of Recapture.
(a)    General. If at any time within one (1) year (or such longer time specified in an Award Agreement or other agreement with a Participant or policy applicable to the Participant) after the date on which a Participant exercises a Stock Option or Stock Appreciation Right or on which a Stock Award, Restricted Stock Award or Restricted Stock Unit vests or becomes payable or on which a Cash Incentive Award is paid to a Participant, or on which income otherwise is realized by a Participant in connection with an Award, (i) a Participant’s Service is terminated for Cause, (ii) the Committee determines in its discretion that the Participant is subject to any recoupment of benefits pursuant to the Company’s compensation recovery, “clawback” or similar policy, as may be in effect from time to time, or (iii) after a Participant’s Service terminates for any other reason, the Committee determines in its discretion either that, (1) during the Participant’s period of Service, the Participant engaged in an act or omission which would have warranted termination of the Participant’s Service for Cause or (2) after a Participant’s termination of Service, the Participant engaged in conduct that materially violated any continuing obligation or duty of the Participant in respect of the Company or any Subsidiary, then, at the sole discretion of the Committee, any gain realized by the Participant from the exercise, vesting, payment or other realization of income by the Participant in connection with an Award, shall be paid by the Participant to the Company upon notice from the Company, subject to applicable law. Such gain shall be determined as of the date or dates on which the gain is realized by the Participant, without regard to any subsequent change in the Fair Market Value of a share of Common Stock. To the extent not otherwise prohibited by law, the Company shall have the right to offset such gain against any amounts otherwise owed to the Participant by the Company (whether as wages, vacation pay or pursuant to any benefit plan or other compensatory arrangement).
(b)    Accounting Restatement. If a Participant receives compensation pursuant to an Award under the Plan (whether a Stock Option, Cash Incentive Award or otherwise) based on financial statements that are subsequently required to be restated in a way that would decrease the value of such compensation, the Participant will, to the extent not otherwise prohibited by law, upon the written request of the Company, forfeit and repay to the Company the difference between what the Participant received and what the Participant should have received based on the accounting restatement, in accordance with (i) the Company’s compensation recovery, “clawback” or similar policy, as may be in effect from time to time and (ii) any compensation recovery, “clawback” or similar policy made applicable by law including the provisions of Section 945 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules, regulations and requirements adopted thereunder by the Securities and Exchange Commission and/or any national securities exchange on which the Company’s equity securities may be listed (the “Policy”). By accepting an Award hereunder, the Participant acknowledges and agrees that the Policy, whenever adopted, shall apply to such Award, and all incentive-based compensation payable pursuant to such Award shall be subject to forfeiture and repayment pursuant to the terms of the Policy.
14.    Transfer, Leave of Absence, Etc. For purposes of the Plan, except as otherwise determined by the Committee, the following events shall not be deemed a termination of Service: (a) a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another; or (b) an approved leave of absence for military service or sickness, a leave of absence where the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted, a leave of absence for any other purpose approved by the Company or if the Committee otherwise so provides in writing.

15.    General Provisions.
15.1    Status of Plan. The Committee may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver shares of Common Stock or make payments with respect to Awards.
15.2    Award Agreement. An Award under the Plan shall be evidenced by an Award Agreement in a written or electronic form approved by the Committee setting forth the number of shares of Common Stock or Restricted Stock Units subject to the Award, the exercise price, base price or purchase price of the Award, the time or times at which an Award will become vested, exercisable or payable and the term of the Award. The Award Agreement also may set forth the effect on an Award of a Change of Control and/or a termination of Service under certain circumstances. The Award Agreement shall be subject to and incorporate, by reference or otherwise, all of the applicable terms and conditions of the Plan, and also may set forth other terms and conditions applicable to the Award as determined by the Committee consistent with the limitations of the Plan. The grant of an Award under the Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in the Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the Award Agreement. The Committee need not require the execution of an Award Agreement by a Participant, in which case, acceptance of the Award by the Participant shall constitute agreement by the Participant to the terms, conditions, restrictions and limitations set forth in the Plan and the Award Agreement as well as the administrative guidelines of the Company in effect from time to time. In the event of any conflict between the provisions of the Plan and any Award Agreement, the provisions of the Plan shall prevail.
15.3    No Assignment or Transfer; Beneficiaries. Except as provided in Section 6.6 hereof or as otherwise determined by the Committee, Awards under the Plan shall not be assignable or transferable by the Participant, and shall not be subject in any manner to assignment, alienation, pledge, encumbrance or charge; provided, that, in no event shall Awards be transferable to third party financial institutions. Notwithstanding the foregoing, in the event of the death of a Participant, except as otherwise provided by the Committee in an Award Agreement, an outstanding Award may be exercised by or shall become payable to the Participant’s beneficiary as determined under the Company 401(k) retirement plan or other applicable retirement or pension plan (the “Retirement Plan”). In lieu of such determination, a Participant may, from time to time, name any beneficiary or beneficiaries to receive any benefit in case of the Participant’s death before the Participant receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant and will be effective only when filed by the Participant in writing (in such form or manner as may be prescribed by the Committee) with the Company during the Participant’s lifetime. In the absence of a valid designation under the Retirement Plan or as provided above, if no validly designated beneficiary survives the Participant or if each surviving validly designated beneficiary is legally impaired or prohibited from receiving the benefits under an Award, the Participant’s beneficiary shall be the legatee or legatees of such Award designated under the Participant’s last will or by such Participant’s executors, personal representatives or distributees of such Award in accordance with the Participant’s will or the laws of descent and distribution. The Committee may provide in the terms of an Award Agreement or in any other manner prescribed by the Committee that the Participant shall have the right to designate a beneficiary or beneficiaries who shall be entitled to any rights, payments or other benefits specified under an Award following the Participant’s death.
15.4    Deferrals of Payment. The Committee may in its discretion permit a Participant to defer the receipt of payment of cash or delivery of shares of Common Stock that would otherwise be due to the Participant by virtue of the exercise of a right or the satisfaction of vesting or other conditions with respect to an Award; provided, however, that such discretion shall not apply in the case of a Stock Option or Stock Appreciation Right that is intended to satisfy the requirements of Treasury Regulations Section 1.409A-1(b)(5)(i)(A) or (B). If any such deferral is to be permitted by the Committee, the Committee shall establish rules and procedures relating to such deferral in a manner intended to comply with the requirements of Section 409A of the Code, including, without limitation, the time when an election to defer may be made, the time period of the deferral and the events that would result in payment of the deferred amount, the interest or other earnings attributable to the deferral and the method of funding, if any, attributable to the deferred amount.
15.5    No Right to Employment or Continued Service. Nothing in the Plan, in the grant of any Award or in any Award Agreement shall confer upon any Eligible Person or any Participant any right to continue in the Service of the Company or any of its Subsidiaries or interfere in any way with the right of the Company or any of its Subsidiaries to terminate the employment or other service relationship of an Eligible Person or a Participant for any reason or no reason at any time.
15.6    Rights as Stockholder. A Participant shall have no rights as a holder of shares of Common Stock with respect to any unissued securities covered by an Award until the date the Participant becomes the holder of record of such securities. Except as provided in Section 4.4 hereof, no adjustment or other provision shall be made for dividends or other stockholder rights, except to the extent that the Award Agreement provides for dividend payments or dividend equivalent rights. The Committee may determine in its discretion the manner of delivery of Common Stock to be issued under the Plan, which may be by delivery of stock certificates, electronic account entry into new or existing accounts or any other means as the Committee, in its discretion, deems appropriate. The Committee may require that the stock certificates (if any) be held in escrow by the Company for any shares of Common Stock or cause the shares to be legended in order to comply with the securities laws or other applicable restrictions or should the shares of Common Stock be represented by book or electronic account entry rather than a certificate, the Committee may take such steps to restrict transfer of the shares of Common Stock as the Committee considers necessary or advisable.
15.7    Trading Policy and Other Restrictions. Transactions involving Awards under the Plan shall be subject to the Company’s Insider Trading and Regulation FD Policy and other restrictions, terms and conditions, to the extent established by the Committee or by applicable law, including any other applicable policies set by the Committee, from time to time.
15.8    Section 409A Compliance. To the extent applicable, it is intended that the Plan and all Awards hereunder comply with, or be exempt from, the requirements of Section 409A of the Code and the Treasury Regulations and other guidance issued thereunder, and that the Plan and all Award Agreements shall be interpreted and applied by the Committee in a manner consistent with this intent in order to avoid the imposition of any additional tax under Section 409A of the Code. In the event that any (i) provision of the Plan or an Award Agreement, (ii) Award, payment, transaction or (iii) other action or arrangement contemplated by the provisions of the Plan is determined by the Committee to not comply with the applicable requirements of Section 409A of the Code and the Treasury Regulations and other guidance issued thereunder, the Committee shall have the authority to take such actions and to make such changes to the Plan or an Award Agreement as the Committee deems necessary to comply with such requirements; provided, however, that no such action shall adversely affect any outstanding Award without the consent of the affected Participant. No payment that constitutes deferred compensation under Section 409A of the Code that would otherwise be made under the Plan or an Award Agreement upon a termination of Service will be made or provided unless and until such termination is also a “separation from service,” as determined in accordance with Section 409A of the Code. Notwithstanding the foregoing or anything elsewhere in the Plan or an Award Agreement to the contrary, if a Participant is a “specified employee” as defined in Section 409A of the Code at the time of termination of Service with respect to an Award, then solely to the extent necessary to avoid the imposition of any additional tax under Section 409A of the Code, the commencement of any payments or benefits under the Award shall be deferred until the date that is six (6) months plus one (1) day following the date of the Participant’s termination of Service or, if earlier, the Participant’s death (or such other period as required to comply with Section 409A). In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on a Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.
15.9    Securities Law Compliance. No shares of Common Stock will be issued or transferred pursuant to an Award unless and until all then applicable requirements imposed by Federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any exchanges upon which the shares of Common Stock may be listed, have been fully met. As a condition precedent to the issuance of shares of Common Stock pursuant to the grant or exercise of an Award, the Company may require the Participant to take any reasonable action that the Company determines is necessary or advisable to meet such requirements. The Committee may impose such conditions on any shares of Common Stock issuable under the Plan as it may deem advisable, including, without limitation, restrictions under the Securities Act under the requirements of any exchange upon which such shares of the same class are then listed, and under any blue sky or other securities laws applicable to such shares. The Committee may also require the Participant to represent and warrant at the time of issuance or transfer that the shares of Common Stock are being acquired solely for investment purposes and without any current intention to sell or distribute such shares.
15.10    Assumption of Awards in Corporate Transactions. Nothing contained in the Plan shall be construed to limit the right of the Committee to grant Awards under the Plan in connection with the acquisition, whether by purchase, merger, consolidation or other corporate transaction, of the business or assets of any corporation or other entity. Without limiting the foregoing, the Committee may assume any previously granted awards of an employee, director or consultant of another corporation who becomes an Eligible Person by reason of such corporation transaction. The terms and conditions of the assumed Awards may vary from the terms and conditions that would otherwise be required by the Plan solely to the extent the Committee deems necessary for such purpose. Any such assumed awards shall not reduce the Share Reserve; provided, however, that such treatment is permitted by applicable law and the listing requirements of the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System or other exchange or securities market on which the Common Stock is listed.
15.11    Tax Withholding. The Participant shall be responsible for payment of any taxes or similar charges required by law to be paid or withheld from an Award or an amount paid in satisfaction of an Award. Any required withholdings shall be paid by the Participant on or prior to the payment or other event that results in taxable income in respect of an Award. The Award Agreement may specify the manner in which the withholding obligation shall be satisfied with respect to the particular type of Award, which may include permitting the Participant to elect to satisfy the withholding obligation by tendering shares of Common Stock to the Company or having the Company withhold a number of shares of Common Stock having a value equal to the minimum statutory tax or as the Committee may approve in its discretion (provided that such withholding does not result in adverse tax or accounting consequences to the Company), or similar charge required to be paid or withheld. The Company shall have the power and the right to require a Participant to remit to the Company the amount necessary to satisfy federal, state, provincial and local taxes, domestic or foreign, required by law or regulation to be withheld, and to deduct or withhold from any shares of Common Stock deliverable under an Award to satisfy such withholding obligation. The Award Agreement may specify that the Participant has the right to elect to satisfy the tax withholding obligation by tendering shares of Common Stock to the Company or having the Company withhold a number of shares of Common Stock having a value equal to the withholding obligation specified in an Award Agreement.
15.12    Unfunded Plan. The adoption of the Plan and any reservation of shares of Common Stock or cash amounts by the Company to discharge its obligations hereunder shall not be deemed to create a trust or other funded arrangement. Except upon the issuance of shares of Common Stock pursuant to an Award, any rights of a Participant under the Plan shall be those of a general unsecured creditor of the Company, and neither a Participant nor the Participant’s permitted transferees or estate shall have any other interest in any assets of the Company by virtue of the Plan. Notwithstanding the foregoing, the Company shall have the right to implement or set aside funds in a grantor trust, subject to the claims of the Company’s creditors or otherwise, to discharge its obligations under the Plan.
15.13    Other Compensation and Benefit Plans. The adoption of the Plan shall not affect any other share incentive or other compensation plans in effect for the Company or any Subsidiary, nor shall the Plan preclude the Company from establishing any other forms of share incentive or other compensation or benefit program for employees of the Company or any Subsidiary. The amount of any compensation deemed to be received by a Participant pursuant to an Award shall not constitute includable compensation for purposes of determining the amount of benefits to which a Participant is entitled under any other compensation or benefit plan or program of the Company or a Subsidiary, including, without limitation, under any pension or severance benefits plan, except to the extent specifically provided by the terms of any such plan.
15.14    Plan Binding on Transferees. The Plan shall be binding upon the Company, its transferees and assigns, and the Participant, the Participant’s executor, administrator and permitted transferees and beneficiaries.
15.15    Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.
15.16    Governing Law; Jurisdiction. The Plan and all rights hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of laws, and to applicable federal laws.
15.17    No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional shares of Common Stock or whether such fractional shares or any rights thereto shall be canceled, terminated or otherwise eliminated.
15.18    No Guarantees Regarding Tax Treatment. Neither the Company nor the Committee make any guarantees to any person regarding the tax treatment of Awards or payments made under the Plan. Neither the Company nor the Committee has any obligation to take any action to prevent the assessment of any tax on any person with respect to any Award under Section 409A of the Code, Section 4999 of the Code or otherwise and neither the Company nor the Committee shall have any liability to a person with respect thereto.
15.19    Data Protection. By participating in the Plan, each Participant consents to the collection, processing, transmission and storage by the Company, its Subsidiaries and any third party administrators of any data of a professional or personal nature for the purposes of administering the Plan.
15.20    Awards to Non-U.S. Participants. To comply with the laws in countries other than the United States in which the Company or any of its Subsidiaries or affiliates operates or has employees, Non-Employee Directors or consultants, the Committee, in its sole discretion, shall have the power and authority to (i) modify the terms and conditions of any Award granted to Participants outside the United States to comply with applicable foreign laws, (ii) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals and (iii) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 15.20 by the Committee shall be attached to this Plan document as appendices.

16.    Term; Amendment and Termination; Stockholder Approval.
16.1    Term. The Plan shall be effective as of the date of its approval by the stockholders of the Company (the “Effective Date”). Subject to Section 16.2 hereof, the Plan shall terminate on the tenth anniversary of the Effective Date.
16.2    Amendment and Termination. The Board may from time to time and in any respect, amend, modify, suspend or terminate the Plan; provided, however, that no amendment, modification, suspension or termination of the Plan shall materially and adversely affect any Award theretofore granted without the consent of the Participant or the permitted transferee of the Award. The Board may seek the approval of any amendment, modification, suspension or termination by the Company’s stockholders to the extent it deems necessary in its discretion for purposes of compliance with Section 422 of the Code or for any other purpose, and shall seek such approval to the extent it deems necessary in its discretion to comply with applicable law or listing requirements of the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System or other exchange or securities market. Notwithstanding the foregoing, the Board shall have broad authority to amend the Plan or any Award under the Plan without the consent of a Participant to the extent it deems necessary or desirable in its discretion to comply with, take into account changes in, or interpretations of, applicable tax laws, securities laws, employment laws, accounting rules and other applicable laws, rules and regulations.

CORE-MARK HOLDING COMPANY, INC.

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 21, 2019
10:00 a.m. CDT

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 21, 2019.

By signing the proxy, you revoke all prior proxies, acknowledge receipt of the notice of the stockholders' annual meeting to be held May 21, 2019, and appoint Scott E. McPherson and Matthew J. Tachouet, and each of them with full power of substitution, to vote all shares of Common Stock of Core-Mark Holding Company, Inc. that you are entitled to vote, either on your behalf or on behalf of an entity or entities, at the Annual Meeting of Stockholders of Core-Mark, to be held on Tuesday, May 21, 2019 at 10:00 a.m. Central Daylight Time, and at any adjournment or postponement thereof, with the same force and effect as if you were personally present thereat.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AS YOU SPECIFY ON THE REVERSE SIDE. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED IN FAVOR OF ELECTING THE TEN NOMINEES NOTED HEREON TO THE BOARD OF DIRECTORS AND IN FAVOR OF PROPOSALS 2, 3 and 4. IN THEIR DISCRETION, THE PROXIES APPOINTED HEREIN ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

To be signed and dated on reverse side.   *See reverse side for voting instructions.*

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE
www.proxypush.com/core
Use the Internet to vote your proxy until 11:59 p.m. (CDT) on May 20, 2019.
Scan code on front for mobile voting.

TELEPHONE
1-866-883-3382
Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CDT) on May 20, 2019.

MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your Proxy Card.

Core-Mark
Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR ALL of the Nominees Listed and FOR Proposals 2, 3 and 4.

1. Election of directors:

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
a. Robert A. Allen	☐	☐	☐	f. Robert G. Gross	☐	☐	☐
b. Stuart W. Booth	☐	☐	☐	g. Scott E. McPherson	☐	☐	☐

Please fold here – Do not separate

c. Gary F. Colter	☐	☐	☐	h. Harvey L. Tepner	☐	☐	☐
d. Rocky Dewbre	☐	☐	☐	i. Randolph I. Thornton	☐	☐	☐
e. Laura J. Flanagan	☐	☐	☐	j. J. Michael Walsh	☐	☐	☐

2. Approval of an advisory resolution to approve named executive officer compensation	☐ For	☐ Against	☐ Abstain
3. Approval of the Core-Mark Holding Company, Inc. 2019 Long-Term Incentive Plan	☐ For	☐ Against	☐ Abstain
4. Ratification of the selection of Deloitte & Touche LLP as Core-Mark's independent registered public accounting firm to serve for the fiscal year ended December 31, 2019	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Date ______________________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If shares are held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include their title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.